EXHIBIT 99.3

Item 8.   Financial Statements and Supplementary Data

WESTERN GAS EQUITY PARTNERS, LP

WESTERN GAS EQUITY PARTNERS, LP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Unitholders
Western Gas Equity Holdings, LLC (as general partner of Western Gas Equity Partners, LP):

We have audited the accompanying consolidated balance sheets of Western Gas Equity Partners, LP (the Partnership) and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, equity and partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Western Gas Equity Partners, LP and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Houston, Texas
December 30, 2013

WESTERN GAS EQUITY PARTNERS, LP
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
thousands except unit and per-unit amounts	2012 (1)	2011 (1)	2010 (1)
Revenues – affiliates
Gathering, processing and transportation of natural gas and natural gas liquids	$249,997	$227,535	$192,286
Natural gas, natural gas liquids and condensate sales	436,423	417,547	369,903
Equity income and other, net	17,717	13,598	9,439
Total revenues – affiliates	704,137	658,680	571,628
Revenues – third parties
Gathering, processing and transportation of natural gas and natural gas liquids	132,333	119,934	60,987
Natural gas, natural gas liquids and condensate sales	71,916	84,836	26,134
Other, net	2,201	5,955	4,525
Total revenues – third parties	206,450	210,725	91,646
Total revenues	910,587	869,405	663,274
Operating expenses
Cost of product (2)	336,079	327,371	246,476
Operation and maintenance (2)	140,106	126,464	103,887
General and administrative (2)	99,728	40,564	29,970
Property and other taxes	19,688	16,579	14,273
Depreciation, amortization and impairments	120,608	113,133	91,129
Total operating expenses	716,209	624,111	485,735
Operating income	194,378	245,294	177,539
Interest income, net – affiliates	16,900	24,106	20,243
Interest expense (3)	(42,060)	(30,345)	(18,794)
Other income (expense), net	292	(44)	(538)
Income before income taxes	169,510	239,011	178,450
Income tax expense	48,909	58,796	51,279
Net income	120,601	180,215	127,171
Net income attributable to noncontrolling interests	59,181	86,057	63,495
Net income attributable to Western Gas Equity Partners, LP	$61,420	$94,158	$63,676
Limited partners’ interest in net income:
Net income attributable to Western Gas Equity Partners, LP	$61,420
Results attributable to the pre-IPO period	(56,904)
Pre-acquisition net (income) loss allocated to Anadarko	(1,707)
Limited partners’ interest in net income (4)	$2,809
Net income per common unit – basic and diluted (4)	$0.01
Weighted average common units outstanding – basic and diluted (4)	218,896

(1)	Financial information has been recast to include the financial position and results attributable to the Non-Operated Marcellus Interest. See Note 2.

(2)
Cost of product includes product purchases from Anadarko (as defined in Note 1) of $145.3 million, $83.7 million and $95.7 million for the years ended December 31, 2012, 2011 and 2010, respectively. Operation and maintenance includes charges from Anadarko of $51.2 million, $51.3 million and $46.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. General and administrative includes charges from Anadarko of $92.9 million, $33.3 million and $24.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. See Note 5.

(3)	Includes affiliate (as defined in Note 1) interest expense of $2.8 million, $4.9 million and $6.9 million for the years ended December 31, 2012, 2011 and 2010, respectively. See Note 11.

(4)
Represents net income available to limited partners subsequent to closing the IPO of Western Gas Equity Partners, LP on December 12, 2012. Amounts for net income per common unit and weighted average common units outstanding are not applicable prior to closing the IPO of Western Gas Equity Partners, LP on December 12, 2012. See Note 4.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
CONSOLIDATED BALANCE SHEETS

	December 31,
thousands except number of units	2012 (1)	2011 (1)
ASSETS
Current assets
Cash and cash equivalents	$422,556	$226,559
Accounts receivable, net (2)	48,550	90,328
Other current assets (3)	6,998	7,186
Total current assets	478,104	324,073
Note receivable – Anadarko	260,000	260,000
Property, plant and equipment
Cost	3,432,392	2,708,271
Less accumulated depreciation	714,436	587,119
Net property, plant and equipment	2,717,956	2,121,152
Goodwill	105,336	99,536
Other intangible assets	55,490	52,858
Equity investments	106,130	109,817
Other assets	27,798	24,143
Total assets	$3,750,814	$2,991,579
LIABILITIES, EQUITY AND PARTNERS’ CAPITAL
Current liabilities
Accounts and natural gas imbalance payables (4)	$25,154	$26,588
Accrued ad valorem taxes	11,949	8,186
Income taxes payable	552	495
Accrued liabilities (5)	148,600	92,037
Dividend payable – Anadarko (6)	—	35,638
Total current liabilities	186,255	162,944
Long-term debt – third parties	1,168,278	494,178
Note payable – Anadarko	—	175,000
Deferred income taxes	47,153	529,266
Dividend payable – Anadarko (6)	—	9,003
Asset retirement obligations and other	68,749	67,370
Total long-term liabilities	1,284,180	1,274,817
Total liabilities	1,470,435	1,437,761
Equity and partners’ capital
Common units (218,895,515 issued and outstanding at December 31, 2012)	912,376	—
Net investment by Anadarko	199,960	615,737
Total partners’ capital	1,112,336	615,737
Noncontrolling interests	1,168,043	938,081
Total equity and partners’ capital	2,280,379	1,553,818
Total liabilities, equity and partners’ capital	$3,750,814	$2,991,579

(1)	Financial information has been recast to include the financial position and results attributable to the Non-Operated Marcellus Interest. See Note 2.

(2)	Accounts receivable, net includes amounts receivable from affiliates (as defined in Note 1) of $17.5 million and zero as of December 31, 2012 and 2011, respectively.

(3)	Other current assets includes natural gas imbalance receivables from affiliates of $0.4 million and $0.5 million as of December 31, 2012 and 2011, respectively.

(4)	Accounts and natural gas imbalance payables includes amounts payable to affiliates of $2.5 million and $5.9 million as of December 31, 2012 and 2011, respectively.

(5)	Accrued liabilities include amounts payable to affiliates of $0.1 million and $0.3 million as of December 31, 2012 and 2011, respectively.

(6)	Associated with the Incentive Plan. See Note 6.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
CONSOLIDATED STATEMENT OF EQUITY AND PARTNERS’ CAPITAL

	Partners’ Capital
thousands	Net Investment by Anadarko	Common Units	Noncontrolling Interests	Total
Balance at December 31, 2009 (1)	$911,171	$—	$497,711	$1,408,882
Net income	63,676	—	63,495	127,171
Dividend payable – Anadarko (2)	(11,371)	—	—	(11,371)
WES equity transactions, net (3)	—	—	304,351	304,351
Contributions received from Chipeta noncontrolling interest owners (including Anadarko)	—	—	2,053	2,053
Distributions to Chipeta noncontrolling interest owners (including Anadarko)	—	—	(13,222)	(13,222)
Distributions to WES noncontrolling interest owners	—	—	(41,857)	(41,857)
Acquisition from affiliates	(734,780)	—	—	(734,780)
Net pre-acquisition contributions from (distributions to) Anadarko	(34,305)	—	—	(34,305)
Contribution of other assets from Anadarko	10,715	—	—	10,715
Elimination of net deferred tax liabilities	214,464	—	—	214,464
Other	1,551	—	290	1,841
Balance at December 31, 2010 (1)	$421,121	$—	$812,821	$1,233,942
Net income	94,158	—	86,057	180,215
Dividend payable – Anadarko (2)	(30,101)	—	—	(30,101)
Conversion of subordinated units to common units (4)	160,407	—	(160,407)	—
WES equity transactions, net (3)	31,623	—	255,289	286,912
Contributions received from Chipeta noncontrolling interest owners (including Anadarko)	—	—	33,637	33,637
Distributions to Chipeta noncontrolling interest owners (including Anadarko)	—	—	(17,478)	(17,478)
Distributions to WES noncontrolling interest owners	—	—	(72,079)	(72,079)
Acquisitions from affiliates	(25,000)	—	—	(25,000)
Contributions of equity-based compensation to WES by Anadarko (5)	9,689	—	(23)	9,666
Net pre-acquisition contributions from (distributions to) Anadarko	(67,659)	—	—	(67,659)
Contributions of other assets from Anadarko	29	—	—	29
Elimination of net deferred tax liabilities	22,072	—	—	22,072
Other	(602)	—	264	(338)
Balance at December 31, 2011 (1)	$615,737	$—	$938,081	$1,553,818
Net income	58,611	2,809	59,181	120,601
Issuance of common units, net of offering expenses	—	409,903	—	409,903
Dividend payable – Anadarko (2)	(158,791)	—	—	(158,791)
WES equity transactions, net (3)	52,875	(173,787)	332,844	211,932
Contributions received from Chipeta noncontrolling interest owners (including Anadarko)	—	—	29,108	29,108
Distributions to Chipeta noncontrolling interest owners (including Anadarko)	—	—	(17,303)	(17,303)
Distributions to WES noncontrolling interest owners	—	—	(99,570)	(99,570)
Acquisitions from affiliates	(458,764)	—	—	(458,764)
Acquisition of additional 24% interest in Chipeta (6)	(43,909)	—	(77,195)	(121,104)
Contributions of equity-based compensation to WES by Anadarko (5)	86,673	—	384	87,057
Net distributions of other assets to Anadarko	(15,275)	—	(21)	(15,296)
Net pre-acquisition contributions from (distributions to) Anadarko	256,403	—	—	256,403
Conversion of net investment by Anadarko to limited partner interest upon IPO	(673,451)	673,451	—	—
Elimination of net deferred tax liabilities upon IPO	373,353	—	—	373,353
Elimination of net deferred tax liabilities	106,504	—	—	106,504
Other	(6)	—	2,534	2,528
Balance at December 31, 2012 (1)	$199,960	$912,376	$1,168,043	$2,280,379

(1)	Financial information has been recast to include the financial position and results attributable to the Non-Operated Marcellus Interest. See Note 2.

(2)	Associated with the Incentive Plan. See Note 6.

(3)
Includes the impact of WES’s public equity offerings and units issued in connection with acquisitions of assets from Anadarko as described in Note 2. Partners’ capital and noncontrolling interest include $18.4 million and $23.0 million, respectively, of tax associated with WES equity transactions for the year ended December 31, 2011. Noncontrolling interests include $34.1 million of tax associated with WES equity transactions for the years ended December 31, 2010. The $120.9 million decrease to partners’ capital, together with net income attributable to Western Gas Equity Partners, LP, totaled $(59.5) million for the year ended December 31, 2012.

(4)	Includes $93.6 million of tax associated with WES equity transactions that occurred prior to the one-for-one conversion of WES subordinated units to common units in August 2011. See Note 4.

(5)
Associated with the Anadarko Incentive Plans for the year ended December 31, 2011, and associated with the Anadarko Incentive Plans and the Incentive Plan for the year ended December 31, 2012, as defined and described in Note 1 and Note 6.

(6)
See Note 2 for a description of WES’s acquisition of Anadarko’s then-remaining 24% membership interest in Chipeta in August 2012. The $43.9 million decrease to partners’ capital resulting from the August 2012 Chipeta acquisition, together with net income attributable to Western Gas Equity Partners, LP, totaled $17.5 million for the year ended December 31, 2012.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
thousands	2012 (1)	2011 (1)	2010 (1)
Cash flows from operating activities
Net income	$120,601	$180,215	$127,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairments	120,608	113,133	91,129
Non-cash equity-based compensation expense	3,717	3,490	2,567
Deferred income taxes	(2,259)	(10,723)	(3,117)
Debt-related amortization and other items, net	2,319	3,110	1,705
Changes in assets and liabilities:
(Increase) decrease in accounts receivable, net	23,157	(44,725)	(15,039)
Increase (decrease) in accounts and natural gas imbalance payables and accrued liabilities, net	5,320	30,884	5,407
Change in other items, net	3,997	(16,495)	657
Net cash provided by operating activities	277,460	258,889	210,480
Cash flows from investing activities
Capital expenditures	(638,121)	(149,717)	(173,891)
Acquisitions from affiliates	(611,719)	(28,837)	(734,780)
Acquisitions from third parties	—	(301,957)	(18,047)
Investments in equity affiliates	(862)	(93)	(310)
Proceeds from sale of assets to affiliates	760	382	2,805
Proceeds from sale of assets to third parties	—	500	2,825
Net cash used in investing activities	(1,249,942)	(479,722)	(921,398)
Cash flows from financing activities
Borrowings, net of debt issuance costs	1,041,648	1,055,939	660,000
Repayments of debt	(549,000)	(869,000)	(361,000)
Increase (decrease) in outstanding checks	1,800	4,039	(4,805)
Revolving credit facility issuance costs	—	—	(12)
Proceeds from issuance of WES common units, net of offering expenses	211,932	328,345	338,483
Proceeds from issuance of WGP common units, net of offering expenses	412,020	—	—
Contributions received from Chipeta noncontrolling interest owners (including Anadarko)	29,108	33,637	2,053
Distributions to Chipeta noncontrolling interest owners (including Anadarko)	(17,303)	(17,478)	(13,222)
Distributions to WES noncontrolling interest owners	(99,570)	(72,079)	(41,857)
Net contributions from (distributions to) Anadarko	137,844	(43,085)	88,368
Net cash provided by financing activities	1,168,479	420,318	668,008
Net increase (decrease) in cash and cash equivalents	195,997	199,485	(42,910)
Cash and cash equivalents at beginning of period	226,559	27,074	69,984
Cash and cash equivalents at end of period	$422,556	$226,559	$27,074
Supplemental disclosures
Net distributions to (contributions from) Anadarko of other assets	$15,296	$(29)	$7,827
Interest paid, net of capitalized interest	$28,042	$25,828	$16,497
Taxes paid	$495	$190	$507

(1)	Financial information has been recast to include the financial position and results attributable to the Non-Operated Marcellus Interest. See Note 2.

See accompanying Notes to Consolidated Financial Statements.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General. Western Gas Equity Partners, LP is a Delaware master limited partnership formed in September 2012 to own three types of partnership interests in Western Gas Partners, LP, a publicly traded partnership. Western Gas Partners, LP (together with its subsidiaries, “WES”) is a Delaware master limited partnership formed by Anadarko Petroleum Corporation (“APC”) in 2007 to own, operate, acquire and develop midstream energy assets. WES closed its initial public offering (“IPO”) to become publicly traded in 2008. Western Gas Equity Partners, LP was formed by converting WGR Holdings, LLC into a limited partnership and changing its name.
For purposes of these consolidated financial statements, “WGP” refers to Western Gas Equity Partners, LP in its individual capacity or to Western Gas Equity Partners, LP and its subsidiaries, including Western Gas Holdings, LLC and WES, as the context requires. “WES GP” refers to Western Gas Holdings, LLC, individually as the general partner of WES, and excludes WES itself. WGP’s general partner, Western Gas Equity Holdings, LLC (“WGP GP”), is a wholly owned subsidiary of Anadarko Petroleum Corporation. “Anadarko Petroleum Corporation” refers to Anadarko Petroleum Corporation excluding its subsidiaries and affiliates. “Anadarko” refers to Anadarko Petroleum Corporation and its consolidated subsidiaries, excluding WGP and WGP GP. “WGP and Affiliates” refers to subsidiaries of Anadarko, including WGP in its individual capacity, and “affiliates” refers to subsidiaries of Anadarko, excluding WGP and its consolidated subsidiaries, and includes the interests in Fort Union Gas Gathering, LLC (“Fort Union”), White Cliffs Pipeline, LLC (“White Cliffs”) and Rendezvous Gas Services, LLC (“Rendezvous”). “Equity investment throughput” refers to WES’s 14.81% share of Fort Union and 22% share of Rendezvous gross volumes.
The three types of partnership interests in WES owned by WGP are as follows: (i) a 2.0% general partner interest in WES, held through a consolidated subsidiary, WES GP; (ii) 100% of the incentive distribution rights (“IDRs”) in WES, which entitle WGP to receive increasing percentages, up to the maximum level of 48.0%, of any incremental cash distributed by WES as certain target distribution levels are reached in any quarter; and (iii) 100% of the non-public limited partner interest in WES. WES GP owns a 2.0% general partner interest in WES, which constitutes substantially all of its business, which primarily is to manage the affairs and operations of WES. Refer to Note 4 for a discussion of WGP’s holdings of WES equity.
In December 2012, WGP completed its IPO of 19,758,150 common units representing limited partner interests, including 2,577,150 common units issued in connection with the full exercise of the underwriters’ over-allotment option, at a price of $22.00 per common unit generating net proceeds of $412.0 million. The common units are listed on the New York Stock Exchange under the symbol “WGP.” WGP used approximately $409.4 million of the net proceeds from its IPO to purchase common and general partner units of WES (see Note 4).
WES is engaged in the business of gathering, processing, compressing, treating and transporting natural gas, condensate, NGLs and crude oil for Anadarko, as well as third-party producers and customers. As of December 31, 2012, WES owned and operated twelve natural gas gathering systems, seven natural gas treating facilities, seven natural gas processing facilities, two NGL pipelines, one interstate natural gas pipeline, and one intrastate natural gas pipeline. In addition, including the effect of the acquisition of the Non-Operated Marcellus Interest (see Note 2), WES had interests in two non-operated natural gas gathering systems, one operated natural gas gathering system, and two operated natural gas processing facilities, with separate interests in Fort Union, White Cliffs and Rendezvous accounted for under the equity method. These assets are located in East and West Texas, the Rocky Mountains (Colorado, Utah and Wyoming), north-central Pennsylvania, and the Mid-Continent (Kansas and Oklahoma). WES also had facilities under construction in South Texas and Northeast Colorado at the end of 2012.

Basis of presentation. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and certain amounts in prior periods have been reclassified to conform to the current presentation. The consolidated financial statements include the accounts of WGP and entities in which it holds a controlling financial interest, including WES and WES GP. Investments in non-controlled entities over which WES, or WGP through its investment in WES, exercises significant influence are accounted for under the equity method. WGP proportionately consolidates WES’s 33.75% share of the assets, liabilities, revenues and expenses attributable to the Non-Operated Marcellus Interest (see Note 2) and WES’s 50% share of the assets, liabilities, revenues and expenses attributable to the Newcastle system in the accompanying consolidated financial statements. All significant intercompany transactions have been eliminated. The information furnished herein reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated financial statements.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The consolidated financial results of WES are included in WGP’s consolidated financial statements due to WGP’s 100% ownership interest in WES GP and WES GP’s control of WES. Throughout these notes to consolidated financial statements, and to the extent material, any differences between the consolidated financial results of WGP and WES are identified as those of WGP as a standalone parent and its subsidiaries, excluding WES.
WGP has no independent operations or material assets other than its partnership interests in WES. WGP’s consolidated financial statements differ from those of WES primarily as a result of: (i) the presentation of noncontrolling interest ownership in WGP (attributable to the publicly held limited partner interests in WES), (ii) the elimination of WES GP’s investment in WES with WES GP’s underlying capital account and (iii) the recognition of the liabilities for awards issued pursuant to the Western Gas Holdings, LLC Equity Incentive Plan, as amended and restated (see Note 6). Refer to Income Taxes within this Note 1 for a description of the accounting for income taxes in the accompanying consolidated financial statements of WGP.

Noncontrolling interests. The interests in Chipeta Processing LLC (“Chipeta”) held by a third-party member and the publicly held limited partner interests in WES, are reflected as noncontrolling interests in the consolidated financial statements for all periods presented.

Chipeta. In July 2009, WES acquired a 51% interest in Chipeta and became party to Chipeta’s limited liability company agreement (the “Chipeta LLC agreement”). On August 1, 2012, WES acquired Anadarko’s then-remaining 24% membership interest in Chipeta (the “additional Chipeta interest”). Prior to this transaction, the interests in Chipeta held by Anadarko and a third-party member were reflected as noncontrolling interests in the consolidated financial statements. The acquisition of the additional Chipeta interest was accounted for on a prospective basis as WES acquired an additional interest in an already-consolidated entity. As such, effective August 1, 2012, noncontrolling interest excludes the financial results and operations of the additional Chipeta interest. The remaining 25% membership interest in Chipeta held by a third-party member is reflected within noncontrolling interests in the consolidated financial statements for all periods presented. See Note 2.

WES. During the second quarter of 2008, WES completed its IPO of 20.8 million common units (representing a 38.4% limited partner interest) for net proceeds of $315.2 million ($343.4 million less $28.2 million for underwriting discounts and other offering expenses). Concurrently with WES’s IPO, Anadarko contributed assets to WES in exchange for an aggregate 59.6% initial limited partner interest (consisting of common and subordinated units) in WES, a 2.0% general partner interest and IDRs. All proceeds from the sale of the common units to the public were reported as noncontrolling interests in the consolidated balance sheet, including $160.4 million, net of tax of $93.6 million, transferred to partners’ capital when the WES subordinated units converted to common units in August 2011. Refer to Note 4 for a discussion of the WES subordinated unit conversion.
The difference between WGP’s carrying value of its investment in WES and the underlying book value of common units issued by WES is accounted for as an equity transaction. Thus, subsequent to the expiration of the subordination period (as discussed in Note 4), if WES issues common units at a price different than WGP’s per-unit carrying value, any resulting premium or discount is reflected as an adjustment to partners’ capital.

Presentation of WES assets. References to the “WES assets” as of December 31, 2012, refer to the assets indirectly owned by WGP through its partnership interests in WES. Because Anadarko controls WES through its ownership and control of WES GP, each of WES’s acquisitions of assets from Anadarko has been considered a transfer of net assets between entities under common control. As such, the WES assets acquired from Anadarko were initially recorded at Anadarko’s historic carrying value, which did not correlate to the total acquisition price paid by WES. Further, as a result of common control asset acquisitions, WES, and WGP by virtue of its consolidation of WES, may be required to recast its financial statements to include the activities of such assets as of the date of common control. See Note 2.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For those periods requiring recast, the consolidated financial statements for periods prior to the acquisition of the WES assets from Anadarko, including the Non-Operated Marcellus Interest (see Note 2), have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if WES had owned the assets during the periods reported. Net income attributable to the WES assets acquired from Anadarko for periods prior to acquisition of such assets is not allocated to the limited partners for purposes of calculating net income (loss) per common unit.

Use of estimates. In preparing financial statements in accordance with GAAP, management makes informed judgments and estimates that affect the reported amounts of assets, liabilities, revenues, and expenses. Management evaluates its estimates and related assumptions regularly, utilizing historical experience and other methods considered reasonable under the particular circumstances. Changes in facts and circumstances or additional information may result in revised estimates and actual results may differ from these estimates. Effects on the business, financial condition and results of operations resulting from revisions to estimates are recognized when the facts that give rise to the revision become known.

Fair value. The fair-value-measurement standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard characterizes inputs used in determining fair value according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair value hierarchy are as follows:

Level 1 – Inputs represent quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (for example, quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets not considered to be active, inputs other than quoted prices that are observable for the asset or liability, or market-corroborated inputs).

Level 3 – Inputs that are not observable from objective sources, such as management’s internally developed assumptions used in pricing an asset or liability (for example, an estimate of future cash flows used in management’s internally developed present value of future cash flows model that underlies the fair value measurement).

Nonfinancial assets and liabilities initially measured at fair value include certain assets and liabilities acquired in a third-party business combination, assets and liabilities exchanged in non-monetary transactions, long-lived assets (asset groups), goodwill and other intangibles, initial recognition of asset retirement obligations, and initial recognition of environmental obligations assumed in a third-party acquisition. Impairment analyses for long-lived assets, goodwill and other intangibles, and the initial recognition of asset retirement obligations and environmental obligations use Level 3 inputs. When a fair value measurement is required and there is not a market-observable price for the asset or liability or a market-observable price for a similar asset or liability, the cost, income, or market valuation approach is utilized, depending on the quality of information available to support management’s assumptions.
The fair value of debt is the estimated amount that WES would have to pay to repurchase its debt, including any premium or discount for the difference between the stated interest rate and the quarter-end market interest rate, and is based on quoted market prices for identical instruments, if available, or based on valuations of similar debt instruments. See Note 11.
The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable reported on the consolidated balance sheets approximate fair value due to the short-term nature of these items.

Cash equivalents. All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Bad-debt reserve. Revenues are primarily from Anadarko, for which no credit limit is maintained. Exposure to bad debts is analyzed on a customer-by-customer basis for its third-party accounts receivable and may establish credit limits for significant third-party customers. As of December 31, 2012, there was no reserve for bad debts. The third-party accounts receivable balance at December 31, 2011, was net of the associated bad-debt reserve of $17,000.

Natural gas imbalances. The consolidated balance sheets include natural gas imbalance receivables and payables resulting from differences in gas volumes received into WES’s systems and gas volumes delivered by WES to customers’ pipelines. Natural gas volumes owed to or by WES that are subject to monthly cash settlement are valued according to the terms of the contract as of the balance sheet dates, and reflect market index prices. Other natural gas volumes owed to or by WES are valued at the weighted average cost of natural gas as of the balance sheet dates and are settled in-kind. As of December 31, 2012, natural gas imbalance receivables and payables were approximately $1.7 million and $3.1 million, respectively. As of December 31, 2011, natural gas imbalance receivables and payables were approximately $2.3 million and $3.1 million, respectively. Changes in natural gas imbalances are reported in equity income and other, net for imbalance receivables or in cost of product for imbalance payables.

Inventory. The cost of NGLs inventories is determined by the weighted average cost method on a location-by-location basis. Inventory is stated at the lower of weighted-average cost or market value and is reported in other current assets in the consolidated balance sheets.

Property, plant and equipment. Property, plant and equipment are generally stated at the lower of historical cost less accumulated depreciation or fair value, if impaired. Because acquisitions of assets from Anadarko are transfers of net assets between entities under common control, the assets acquired from Anadarko are initially recorded at Anadarko’s historic carrying value. The difference between the carrying value of net assets acquired from Anadarko and the consideration paid is recorded as an adjustment to partners’ capital.
Assets acquired in a business combination or non-monetary exchange with a third party are initially recorded at fair value. All construction-related direct labor and material costs are capitalized. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects that do not extend the useful life or increase the expected output of property, plant and equipment is expensed as incurred.
Depreciation is computed over the asset’s estimated useful life using the straight-line method based on estimated useful lives and salvage values of assets. However, subsequent events could cause a change in estimates, thereby impacting future depreciation amounts. Uncertainties that may impact these estimates include, but are not limited to, changes in laws and regulations relating to environmental matters, including air and water quality, restoration and abandonment requirements, economic conditions, and supply and demand in the area.
Management evaluates the ability to recover the carrying amount of its long-lived assets to determine whether its long-lived assets have been impaired. Impairments exist when the carrying amount of an asset exceeds estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, estimates of future undiscounted cash flows take into account possible outcomes and probabilities of their occurrence. If the carrying amount of the long-lived asset is not recoverable based on the estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying amount over its estimated fair value, such that the asset’s carrying amount is adjusted to its estimated fair value with an offsetting charge to impairment expense. Refer to Note 8 for a description of impairments recorded during the years ended December 31, 2012, 2011 and 2010.

Capitalized interest. Interest is capitalized as part of the historical cost of constructing assets for significant projects that are in progress. Capitalized interest is determined by multiplying WES’s weighted-average borrowing cost on debt by the average amount of qualifying costs incurred. Once the construction of an asset subject to interest capitalization is completed and the asset is placed in service, the associated capitalized interest is expensed through depreciation or impairment, together with other capitalized costs related to that asset.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill. Goodwill represents the allocated portion of Anadarko’s midstream goodwill attributed to the assets WGP, through its partnership interests in WES, has acquired from Anadarko. The carrying value of Anadarko’s midstream goodwill represents the excess of the purchase price of a third-party entity over the estimated fair value of the identifiable assets acquired and liabilities assumed by Anadarko. Accordingly, the goodwill balance does not represent, and in some cases is significantly different from, the difference between the consideration WES paid for its acquisitions from Anadarko and the fair value of the net assets on the acquisition date. During 2011, the carrying amount of goodwill increased from $82.1 million to $99.5 million due to the acquisition of the Non-Operated Marcellus Interest (see Note 2). The carrying amount of goodwill is not deductible for tax purposes. During 2012, the carrying amount of goodwill increased from $99.5 million to $105.3 million, attributable to allocated goodwill related to the acquisition of the additional Chipeta interest (see Note 2), none of which is deductible for tax purposes.
Goodwill is evaluated for impairment annually, as of October 1, or more often as facts and circumstances warrant. WES has allocated goodwill on its two reporting units: (i) gathering and processing and (ii) transportation. For years 2011 and prior, the first step in the goodwill impairment test was to compare the fair value of each reporting unit to which goodwill had been assigned to the carrying amount of net assets, including goodwill, of the respective reporting unit. For years 2012 and forward, an initial qualitative assessment may be performed prior to proceeding to the first step performed in previous years (described above). If based on qualitative factors, it is more likely than not that the fair value of the reporting unit exceeds its carrying amount, then goodwill is not impaired, and estimating the fair value of the reporting unit is not necessary. If the carrying amount of the reporting unit exceeds its fair value, goodwill is written down to its implied fair value through a charge to operating expense based on a hypothetical purchase price allocation. The carrying value of goodwill after such an impairment would represent a Level 3 fair value measurement. Estimating the fair value of the reporting units was not necessary based on the evaluation as of October 1, 2012, and no goodwill impairment has been recognized in these consolidated financial statements.

Other intangible assets. The intangible asset balance in the consolidated balance sheets includes the fair value, net of amortization, related to the contracts assumed by WES in connection with the Platte Valley acquisition in February 2011, which dedicate certain customers’ field production to the acquired gathering and processing system. These long-term contracts provide an extended commercial relationship with the existing customers whereby WES will have the opportunity to gather and process future production from the customers’ acreage. These contracts are generally limited, however, by the quantity and production life of the underlying natural gas resource base. Customer contract intangible assets are amortized on a straight-line basis over 50 years, which is the estimated productive life of the reserves covered by the underlying acreage ultimately expected to be produced and gathered or processed subject to current contractual arrangements.
In November 2012, Chipeta entered into interconnect agreements with a third party, whereby the third party will construct, own and operate an inlet interconnect to the Chipeta plant and a redelivery interconnect from the Chipeta plant. Chipeta will pay the third party $3.7 million and will be granted access rights to the third-party infrastructure, thereby providing WES with the ability to enter into processing agreements with additional third-party producers. The intangible asset balance as of December 31, 2012, includes this payment, which will be amortized on a straight-line basis over the 10-year life of the agreements.
WES assesses intangible assets for impairment together with related underlying long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. See Property, plant and equipment within this Note 1 for further discussion of management’s process to evaluate potential impairment of long-lived assets. No intangible asset impairment has been recognized in these consolidated financial statements. As of December 31, 2012, the intangible asset carrying value was $55.5 million, net of $2.0 million of accumulated amortization. An estimated $1.4 million of intangible asset amortization will be recorded for each of the next five years. As of December 31, 2011, the intangible asset carrying value was $52.9 million, net of $0.9 million of accumulated amortization.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity-method investments. The following table presents the activity of WES’s investments in equity of Fort Union, White Cliffs and Rendezvous:

	Equity Investments
thousands	Fort Union (1)	White Cliffs (2)	Rendezvous (3)
Balance at December 31, 2010	$21,428	$18,978	$74,056
Investment earnings, net of amortization	6,067	4,023	1,171
Contributions	—	93	—
Distributions	(5,227)	(5,384)	(5,388)
Balance at December 31, 2011	$22,268	$17,710	$69,839
Investment earnings, net of amortization	6,383	7,871	1,857
Contributions	—	862	—
Distributions	(5,198)	(8,876)	(6,586)
Balance at December 31, 2012	$23,453	$17,567	$65,110

(1)
WES has a 14.81% interest in Fort Union, a joint venture which owns a gathering pipeline and treating facilities in the Powder River Basin. Anadarko is the construction manager and physical operator of the Fort Union facilities. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the owners’ firm gathering agreements, require 65% or unanimous approval of the owners.

(2)
WES has a 10% interest in White Cliffs, a limited liability company which owns a crude oil pipeline that originates in Platteville, Colorado and terminates in Cushing, Oklahoma. The third-party majority owner is the manager of the White Cliffs operations. Certain business decisions, including, but not limited to, approval of annual budgets and decisions with respect to significant expenditures, contractual commitments, acquisitions, material financings, dispositions of assets or admitting new members, require more than 75% approval of the members.

(3)
WES has a 22% interest in Rendezvous, a limited liability company that operates gas gathering facilities in Southwestern Wyoming. Certain business decisions, including, but not limited to, decisions with respect to significant expenditures or contractual commitments, annual budgets, material financings, dispositions of assets or amending the members’ gas servicing agreements, require unanimous approval of the members.

The investment balance at December 31, 2012, includes $2.6 million and $45.9 million for the purchase price allocated to the investment in Fort Union and Rendezvous, respectively, in excess of the historic cost basis of Western Gas Resources, Inc. (the entity that previously owned the interests in Fort Union and Rendezvous, which Anadarko acquired in August 2006). This excess balance is attributable to the difference between the fair value and book value of such gathering and treating facilities (at the time Western Gas Resources, Inc. was acquired by Anadarko) and is being amortized over the remaining estimated useful life of those facilities.
The investment balance in White Cliffs at December 31, 2012, is $9.8 million less than WES’s underlying equity in White Cliffs’ net assets as of December 31, 2012, primarily due to WES recording the acquisition of its initial 0.4% interest in White Cliffs at Anadarko’s historic carrying value. This difference is being amortized to equity income over the remaining estimated useful life of the White Cliffs pipeline.
Management evaluates its equity-method investments for impairment whenever events or changes in circumstances indicate that the carrying value of such investments may have experienced a decline in value that is other than temporary. When evidence of loss in value has occurred, management compares the estimated fair value of the investment to the carrying value of the investment to determine whether the investment has been impaired. Management assesses the fair value of equity-method investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third-party comparable sales and discounted cash flow models. If the estimated fair value is less than the carrying value, the excess of the carrying value over the estimated fair value is recognized as an impairment loss.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The following tables present the summarized combined financial information for WES’s equity method investments (amounts represents 100% of investee financial information):

	Year Ended December 31,
thousands	2012	2011	2010
Income Statement
Revenues	$199,764	$153,131	$137,885
Operating income	135,577	90,549	69,006
Net income	134,066	88,521	65,138

	December 31,
thousands	2012	2011
Balance Sheet
Current assets	$44,474	$35,229
Property, plant and equipment, net	611,441	643,269
Other assets	45,100	52,069
Total assets	$701,015	$730,567
Current liabilities	20,174	22,644
Non-current liabilities	50,759	64,765
Equity	630,082	643,158
Total liabilities and equity	$701,015	$730,567

Asset retirement obligations. Management recognizes a liability based on the estimated costs of retiring tangible long-lived assets. The liability is recognized at fair value, measured using discounted expected future cash outflows for the asset retirement obligation when the obligation originates, which generally is when an asset is acquired or constructed. The carrying amount of the associated asset is increased commensurate with the liability recognized. Over time, the discounted liability is adjusted to its expected settlement value through accretion expense, which is reported within depreciation, amortization and impairments in the consolidated statements of income. Subsequent to the initial recognition, the liability is also adjusted for any changes in the expected value of the retirement obligation (with a corresponding adjustment to property, plant and equipment) until the obligation is settled. Revisions in estimated asset retirement obligations may result from changes in estimated inflation rates, discount rates, asset retirement costs and the estimated timing of settling asset retirement obligations. See Note 10.

Environmental expenditures. WES expenses environmental obligations related to conditions caused by past operations that do not generate current or future revenues. Environmental obligations related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation or other potential environmental liabilities becomes probable and the costs can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations are recognized no later than at the time of the completion of the remediation feasibility study. These accruals are adjusted as additional information becomes available or as circumstances change. Costs of future expenditures for environmental-remediation obligations are not discounted to their present value. See Note 12.

Segments. Because WGP reflects its ownership interest in WES on a consolidated basis, and has no independent operations or material assets outside those of WES, WGP’s segment analysis and presentation is the same as that of WES. WES’s operations are organized into a single operating segment, the assets of which gather, process, compress, treat and transport Anadarko and third-party natural gas, condensate, NGLs and crude oil in the United States.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenues and cost of product. Under its fee-based gathering, treating and processing arrangements, WES is paid a fixed fee based on the volume and thermal content of natural gas and recognizes revenues for its services in the month such services are performed. Producers’ wells are connected to WES’s gathering systems for delivery of natural gas to WES’s processing or treating plants, where the natural gas is processed to extract NGLs and condensate or treated in order to satisfy pipeline specifications. In some areas, where no processing is required, the producers’ gas is gathered and delivered to pipelines for market delivery. Under cost-of-service gathering agreements, fees are earned for gathering and compression services based on rates calculated in a cost-of-service model and reviewed periodically over the life of the agreements. Under percent-of-proceeds contracts, revenue is recognized when the natural gas, NGLs or condensate are sold. The percentage of the product sale paid to the producer is recorded as a related cost of product expense.
WES purchases natural gas volumes at the wellhead for gathering and processing. As a result, WES has volumes of NGLs and condensate to sell and volumes of residue to either sell, to use for system fuel or to satisfy keep-whole obligations. In addition, depending upon specific contract terms, condensate and NGLs recovered during gathering and processing are either returned to the producer or retained and sold. Under keep-whole contracts, when condensate or NGLs are retained and sold, producers are kept whole for the condensate or NGL volumes through the receipt of a thermally equivalent volume of residue. The keep-whole contract conveys an economic benefit to WES when the combined value of the individual NGLs is greater in the form of liquids than as a component of the natural gas stream; however, WES is adversely impacted when the value of the NGLs is lower than the value of the natural gas stream including the liquids. WES has commodity price swap agreements with Anadarko to mitigate exposure to commodity price uncertainty that would otherwise be present as a result of the purchase and sale of natural gas, condensate or NGLs. See Note 5. Revenue is recognized from the sale of condensate and NGLs upon transfer of title and related purchases are recorded as cost of product.
WES earns transportation revenues through firm contracts that obligate each of its customers to pay a monthly reservation or demand charge regardless of the pipeline capacity used by that customer. An additional commodity usage fee is charged to the customer based on the actual volume of natural gas transported. Transportation revenues are also generated from interruptible contracts pursuant to which a fee is charged to the customer based on volumes transported through the pipeline. Revenues for transportation of natural gas and NGLs are recognized over the period of firm transportation contracts or, in the case of usage fees and interruptible contracts, when the volumes are received into the pipeline. From time to time, certain revenues may be subject to refund pending the outcome of rate matters before the Federal Energy Regulatory Commission (the “FERC”) and reserves are established where appropriate.
Proceeds from the sale of residue, NGLs and condensate are reported as revenues from natural gas, natural gas liquids and condensate in the consolidated statements of income. Revenues attributable to the fixed-fee component of gathering and processing contracts as well as demand charges and commodity usage fees on transportation contracts are reported as revenues from gathering, processing and transportation of natural gas and natural gas liquids in the consolidated statements of income.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Equity-based compensation. Concurrently with WGP’s IPO, WGP GP adopted the Western Gas Equity Partners, LP 2012 Long-Term Incentive Plan (“WGP LTIP”). The WGP LTIP permits the issuance of up to 3,000,000 WGP common units, of which all remained available for future issuance as of December 31, 2012. Upon vesting of each phantom unit, the holder will receive common units of WGP or, at the discretion of WGP GP’s board of directors, cash in an amount equal to the market value of common units of WGP on the vesting date. Equity-based compensation expense attributable to grants made under the WGP LTIP impact cash flows from operating activities only to the extent cash payments are made to a participant in lieu of issuance of WGP common units to the participant. Stock-based compensation expense attributable to awards granted under the WGP LTIP will be amortized over the vesting periods applicable to the awards.
The Western Gas Partners, LP 2008 Long-Term Incentive Plan (the “WES LTIP”) was adopted by WES GP concurrently with the IPO of WES and permits the issuance of up to 2,250,000 WES common units, of which 2,144,947 units remained available for future issuance as of December 31, 2012. Upon vesting of each phantom unit award, the holder will receive common units of WES or, at the discretion of WES GP’s board of directors, cash in an amount equal to the market value of common units of WES on the vesting date. Equity-based compensation expense attributable to grants made under the WES LTIP impact cash flows from operating activities only to the extent cash payments are made to a participant in lieu of issuance of common units to the participant. Stock-based compensation expense attributable to awards granted under the WES LTIP will be amortized over the vesting periods applicable to the awards.
Additionally, general and administrative expenses include equity-based compensation costs allocated by Anadarko for grants made pursuant to (i) the Western Gas Holdings, LLC Equity Incentive Plan, as amended and restated (the “Incentive Plan”) and (ii) the Anadarko Petroleum Corporation 1999 Stock Incentive Plan and the Anadarko Petroleum Corporation 2008 and 2012 Omnibus Incentive Compensation Plans (Anadarko’s plans are referred to collectively as the “Anadarko Incentive Plans”). Equity-based compensation granted under the Anadarko Incentive Plans does not impact cash flows from operating activities and is recorded as an adjustment to partners’ capital in the consolidated financial statements at the time of contribution. Grants made under equity-based compensation plans result in equity-based compensation expense, which is determined by reference to the fair value of equity compensation. For equity-based awards ultimately settled through the issuance of units or stock, the fair value is measured as of the date of the relevant equity grant. See Note 6.

WES Income taxes. WES generally is not subject to federal income tax or state income tax other than Texas margin tax on the portion of its income that is apportionable to Texas. Deferred state income taxes are recorded on temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. WES routinely assesses the realizability of its deferred tax assets. If WES concludes that it is more likely than not that some of the deferred tax assets will not be realized, the tax asset is reduced by a valuation allowance. Federal and state current and deferred income tax expense was recorded on WES assets prior to WES’s acquisition of these assets from Anadarko.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

For periods including and subsequent to WES’s acquisition of the WES assets, WES makes payments to Anadarko pursuant to the tax sharing agreement entered into between Anadarko and WES for its estimated share of taxes from all forms of taxation, excluding taxes imposed by the United States, that are included in any combined or consolidated returns filed by Anadarko. The aggregate difference in the basis of WES’s assets for financial and tax reporting purposes cannot be readily determined as WES does not have access to information about each partner’s tax attributes in WES.
The accounting standard for uncertain tax positions defines the criteria an individual tax position must satisfy for any part of the benefit of that position to be recognized in the financial statements. WES had no material uncertain tax positions at December 31, 2012 or 2011.
With respect to assets acquired from Anadarko, WES recorded Anadarko’s historic current and deferred income taxes for the periods prior to WES’s ownership of the assets. For periods subsequent to WES’s acquisition, WES is not subject to tax except for Texas margin tax and accordingly, does not record current and deferred federal income taxes related to the assets acquired from Anadarko.

WGP Income taxes. Prior to its September 2012 conversion to a limited partnership legal form, WGP was WGR Holdings, LLC, a single-member Delaware limited liability company treated as a division of Anadarko and disregarded for U.S. federal income tax purposes. As such, WGR Holdings, LLC was included in Anadarko’s consolidated income tax return for federal and state income tax purposes. In addition to WES’s historic Texas margin tax expense and liabilities, the accompanying consolidated financial statements of WGP include income tax expense and liabilities incurred by WGR Holdings, LLC, computed on a separate-return basis.
Deferred federal and state income taxes included in the accompanying consolidated financial statements are attributable to temporary differences between the financial statement carrying amount and tax basis of WGP’s investment in WES. WGP’s accounting policy is to “look through” its investment in WES for purposes of calculating deferred income tax asset and liability balances attributable to WGP’s interests in WES. The application of such accounting policy resulted in no deferred income taxes being recognized for the book and tax basis difference in goodwill, which is non-deductible for tax purposes for all periods presented.

Net income per common unit. Earnings per unit is calculated by dividing the limited partners’ interest in net income (loss) by the weighted average number of common units outstanding. Net income (loss) per common unit is calculated assuming that cash distributions are equal to the net income (loss) attributable to WGP. Net income attributable to periods prior to WGP’s IPO is not allocated to the limited partners for purposes of calculating net income per unit. As a result, pre-IPO net income, representing the financial results prior to WGP’s IPO on December 12, 2012, has been excluded from the limited partners’ interest in net income (loss). Net income equal to the amount of available cash (as defined in WGP’s partnership agreement) is allocated to the common unitholders consistent with actual cash distributions. See Note 4.

Other assets. For the years ended December 31, 2012 and 2011, other assets on the consolidated balance sheets include $0.4 million and $0.7 million, respectively, for a receivable recognized in conjunction with the capital lease component of a processing agreement assumed in connection with the acquisition of Mountain Gas Resources, LLC (“MGR”). See Note 2. The agreement, in which WES is the lessor, extends through November 2014. Other assets also includes $4.6 million related to the unguaranteed residual value of the processing plant included in the processing agreement, based on a measurement of fair value estimated when the plant was acquired by Anadarko in 2006. Interest income related to the capital lease is recorded to other income (expense), net on the consolidated statements of income.

Accounts Payable. Included in accounts payable at December 31, 2012 and 2011, are liabilities of $11.6 million and $9.8 million, respectively, representing the amount by which checks issued, but not presented to banks for collection, exceed balances in the applicable bank accounts.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  ACQUISITIONS

The following table presents the acquisitions completed by WES during the years ended December 31, 2012, 2011 and 2010, and identifies the funding sources for such acquisitions:

thousands except unit and percent amounts	Acquisition Date	Percentage Acquired	Borrowings	Cash On Hand	WES Common Units Issued	WES GP Units Issued
Granger (1)	01/29/2010	100%	$210,000	$31,680	620,689	12,667
Wattenberg (2)	08/02/2010	100%	450,000	23,100	1,048,196	21,392
White Cliffs (3)	09/28/2010	10%	—	38,047	—	—
Platte Valley (4)	02/28/2011	100%	303,000	602	—	—
Bison (5)	07/08/2011	100%	—	25,000	2,950,284	60,210
MGR (6)	01/13/2012	100%	299,000	159,587	632,783	12,914
Chipeta (7)	08/01/2012	24%	—	128,250	151,235	3,086

(1)
The assets acquired from Anadarko include (i) the Granger gathering system with related compressors and other facilities, and (ii) the Granger complex, consisting of cryogenic trains, a refrigeration train, an NGLs fractionation facility and ancillary equipment. These assets, located in southwestern Wyoming, are referred to collectively as the “Granger assets.”

(2)
The assets acquired from Anadarko include the Wattenberg gathering system and related facilities, including the Fort Lupton processing plant. These assets, located in the Denver-Julesburg Basin, north and east of Denver, Colorado, are referred to collectively as the “Wattenberg assets” and the acquisition as the “Wattenberg acquisition.”

(3)
White Cliffs owns a crude oil pipeline that originates in Platteville, Colorado and terminates in Cushing, Oklahoma. The acquisition of the 0.4% interest in White Cliffs and related purchase option from Anadarko, combined with the acquisition of an additional 9.6% interest in White Cliffs from a third party, are referred to collectively as the “White Cliffs acquisition.” WES’s interest in White Cliffs is referred to as the “White Cliffs investment.”

(4)
The assets acquired from a third party include (i) a natural gas gathering system and related compression and other ancillary equipment, and (ii) cryogenic gas processing facilities. These assets, located in the Denver-Julesburg Basin, are referred to collectively as the “Platte Valley assets.”

(5)
The Bison gas treating facility acquired from Anadarko is located in the Powder River Basin in northeastern Wyoming and includes (i) three amine treating units, (ii) compressor units, and (iii) generators. These assets are referred to collectively as the “Bison assets” and the acquisition as the “Bison acquisition.” The Bison assets are the only treating and delivery point into the third-party-owned Bison pipeline. The Bison assets were placed in service in June 2010.

(6)
The assets acquired from Anadarko consist of (i) the Red Desert complex, which is located in the greater Green River Basin in southwestern Wyoming, and includes the Patrick Draw processing plant, the Red Desert processing plant, gathering lines, and related facilities, (ii) a 22% interest in Rendezvous, which owns a gathering system serving the Jonah and Pinedale Anticline fields in southwestern Wyoming, and (iii) certain additional midstream assets and equipment. These assets are collectively referred to as the “MGR assets” and the acquisition as the “MGR acquisition.”

(7)
WES acquired the additional Chipeta interest (as described in Note 1), with WES receiving distributions related to the additional interest beginning July 1, 2012. This transaction brought WES’s total membership interest in Chipeta to 75%. The remaining 25% membership interest in Chipeta held by a third-party member is reflected within noncontrolling interests in the consolidated financial statements for all periods presented.

Non-Operated Marcellus Interest acquisition. On March 1, 2013, WES acquired a 33.75% interest in both the Liberty and Rome gas gathering systems from Anadarko Marcellus Midstream, LLC (“AMM”), a wholly owned subsidiary of Anadarko. The interest acquired is referred to as the “Non-Operated Marcellus Interest” and the acquisition as the “Non-Operated Marcellus Interest acquisition.” Consideration paid includes $465.5 million in cash and 449,129 WES common units. WES funded the cash consideration through $250.0 million in borrowings under its revolving credit facility and $215.5 million of cash on hand.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.  ACQUISITIONS (CONTINUED)

Anadarko and a third party entered into a 50/50 Joint Exploration Agreement, dated September 1, 2006, covering counties in north-central Pennsylvania within an Area of Mutual Interest that the parties designated as “Area A.” Initial construction of the midstream assets within Area A began in May 2008, and in December 2011, following various sales of interests, AMM and three third-party owners entered into a Construction, Ownership and Operation agreement (the “COO Agreement”) to jointly own and develop the midstream assets in Area A (the “AMI Assets”). As of December 31, 2012, four parties, including AMM, were owners of the AMI Assets.
The AMI Assets consist of the Liberty Gas Gathering System (the “Liberty GGS”) and the Rome Gas Gathering System (the “Rome GGS”). Both systems gather gas from the third-party system owners, Anadarko, and other third parties producing in the area.
The gas gathering agreements for the AMI Assets provide for gathering and compression rates (either fixed or based on a cost-of-service model, depending on the agreement) and have various expiration dates through 2027. The gathering and compression rates for the anchor shippers (as defined in the COO Agreement) are based on a cost-of-service model, which is reviewed on an annual basis, and the gathering fee is adjusted accordingly.
Due to Anadarko’s control of WES through its ownership and control of WGP, the acquisition of the Non-Operated Marcellus Interest is considered a transfer of net assets under common control. As such, WGP’s historical financial statements previously filed with the U.S. Securities and Exchange Commission have been recast in this Current Report on Form 8-K to include the results attributable to the Non-Operated Marcellus Interest as of May 2008, when construction began on the Liberty GGS and Rome GGS. The consolidated financial statements for periods prior to WES’s acquisition of the WES assets from Anadarko have been prepared from Anadarko’s historical cost-basis accounts and may not necessarily be indicative of the actual results of operations that would have occurred if WES had owned the Non-Operated Marcellus Interest during the periods reported.
The following tables present the impact to the historical consolidated statements of income attributable to the Non-Operated Marcellus Interest:

	Year Ended December 31, 2012
thousands	WGP Historical	Non-Operated Marcellus Interest	Combined
Revenues	$849,440	$61,147	$910,587
Net income	93,166	27,435	120,601

	Year Ended December 31, 2011
thousands	WGP Historical	Non-Operated Marcellus Interest	Combined
Revenues	$823,265	$46,140	$869,405
Net income	161,700	18,515	180,215

	Year Ended December 31, 2010
thousands	WGP Historical	Non-Operated Marcellus Interest	Combined
Revenues	$663,274	$—	$663,274
Net income (loss)	127,435	(264)	127,171

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  PARTNERSHIP DISTRIBUTIONS

WGP partnership distributions. WGP’s partnership agreement requires it to distribute all of its available cash (as defined in WGP’s partnership agreement) to unitholders of record on the applicable record date within 55 days of the end of each quarter, beginning with the quarter ended December 31, 2012.
On January 21, 2013, the board of directors of WGP GP declared a prorated quarterly distribution of $0.03587 per unit, or $7.9 million in aggregate, for the fourth quarter of 2012. The distribution was the first declared by WGP and corresponded to a quarterly distribution of $0.165 per unit, or $0.66 per unit on an annualized basis. The initial distribution was prorated for the 20-day period from the date of the closing of WGP’s IPO on December 12, 2012, through the end of the quarter, pursuant to the terms of WGP’s partnership agreement. The cash was paid on February 21, 2013, to WGP unitholders of record at the close of business on February 1, 2013.

WES partnership distributions. WES’s partnership agreement requires it to distribute all of its available cash (as defined in WES’s partnership agreement) to unitholders of record on the applicable record date within 45 days of the end of each quarter. WES declared the following cash distributions to its unitholders, including WGP, for the periods presented:

thousands except per-unit amounts Quarters Ended	Total Quarterly Distribution per Unit	Total Quarterly Cash Distribution	Date of Distribution
2010
March 31	$0.340	$22,042	May 2010
June 30	$0.350	$24,378	August 2010
September 30	$0.370	$26,381	November 2010
December 31	$0.380	$30,564	February 2011
2011
March 31	$0.390	$33,168	May 2011
June 30	$0.405	$36,063	August 2011
September 30	$0.420	$40,323	November 2011
December 31	$0.440	$43,027	February 2012
2012
March 31	$0.460	$46,053	May 2012
June 30	$0.480	$52,425	August 2012
September 30	$0.500	$56,346	November 2012
December 31 (1)	$0.520	$65,657	February 2013

(1)
On January 21, 2013, the board of directors of WES GP declared a cash distribution to WES unitholders of $0.52 per unit, or $65.7 million in aggregate, including incentive distributions. The cash distribution was paid on February 12, 2013, to WES unitholders of record at the close of business on February 1, 2013.

WES’s available cash. The amount of available cash (as defined in WES’s partnership agreement) generally is all cash on hand at the end of the quarter, plus, at the discretion of WES GP, working capital borrowings made subsequent to the end of such quarter, less the amount of cash reserves established by WES GP to provide for the proper conduct of WES’s business, including reserves to fund future capital expenditures; to comply with applicable laws, debt instruments or other agreements (such as the Chipeta LLC agreement); or to provide funds for distributions to WES unitholders and to WES GP for any one or more of the next four quarters. Working capital borrowings generally include borrowings made under a credit facility or similar financing arrangement. It is intended that working capital borrowings be repaid within 12 months. In all cases, working capital borrowings are used solely for working capital purposes or to fund distributions to partners.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  PARTNERSHIP DISTRIBUTIONS (CONTINUED)

General partner interest in and incentive distribution rights of WES. WES GP is currently entitled to 2.0% of all quarterly distributions by WES. WES GP is entitled to incentive distributions if the amount distributed by WES with respect to any quarter exceeds specified target levels shown below:

	Total Quarterly Distribution Target Amount	Marginal Percentage Interest in Distributions
		WES Unitholders	WES GP
Minimum quarterly distribution	$0.300	98.0%	2.0%
First target distribution	up to $0.345	98.0%	2.0%
Second target distribution	above $0.345 up to $0.375	85.0%	15.0%
Third target distribution	above $0.375 up to $0.450	75.0%	25.0%
Thereafter	above $0.450	50.0%	50.0%

The table above assumes that WES GP maintains its 2.0% general partner interest in WES, that there are no arrearages on WES common units and that WES GP continues to own the IDRs. The maximum distribution sharing percentage of 50.0% includes distributions paid to WES GP on its 2.0% general partner interest and does not include any distributions that it may receive on WES common units that it owns or may acquire.

4.  EQUITY AND PARTNERS’ CAPITAL

Initial public offering. In December 2012, WGP completed its IPO of 19,758,150 common units representing limited partner interests, including 2,577,150 common units issued in connection with the full exercise of the underwriters’ over-allotment option, at a price of $22.00 per common unit. As of December 31, 2012, Anadarko held 199,137,365 of WGP’s common units, representing a 91.0% limited partner interest. The public held 19,758,150 common units, representing a 9.0% interest in WGP.

Net income per common unit. For WGP, earnings per unit is calculated by dividing the limited partners’ interest in net income (loss) by the weighted average number of common units outstanding. Net income (loss) per common unit is calculated assuming that cash distributions are equal to the net income (loss) attributable to WGP. Net income attributable to periods prior to WGP’s IPO, including compensation expense for grants of awards under the Incentive Plan (see Note 6), is attributable to subsidiaries of Anadarko and therefore not allocated to the limited partners for purposes of calculating net income per unit. As a result, pre-IPO net income, representing the financial results prior to WGP’s IPO on December 12, 2012, has been excluded from the limited partners’ interest in net income (loss). Similarly, post-IPO net income attributable to the WES assets (as defined in Note 1) acquired from Anadarko, for periods prior to WES’s acquisition of such assets, is not allocated to the limited partners when calculating net income (loss) per common unit.
Net income equal to the amount of available cash (as defined by WGP’s partnership agreement) is allocated to WGP common unitholders consistent with actual cash distributions. Net income available to limited partners for the 20-day period beginning on the date WGP’s IPO closed through December 31, 2012, was calculated based on the number of common units outstanding after the IPO.

Holdings of WES equity. WES’s common units are listed on the New York Stock Exchange under the symbol “WES.” As of December 31, 2012, WGP and Affiliates held 49,296,205 WES common units, representing a 46.2% limited partner interest, and through WGP’s ownership of WES GP, indirectly held 2,135,930 general partner units representing a 2.0% general partner interest in WES and 100% of WES IDRs. As of December 31, 2012, the public held 55,364,348 WES common units, representing a 51.8% limited partner interest in WES.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  EQUITY AND PARTNERS’ CAPITAL (CONTINUED)

WES public equity offerings. WES completed the following public offerings of its common units during 2010, 2011 and 2012:

thousands except unit and per-unit amounts	WES Common Units Issued (2)	WES GP Units Issued (3)	Price Per Unit	Underwriting Discount and Other Offering Expenses	Net Proceeds to WES
May 2010 equity offering (1)	4,558,700	93,035	$22.25	$4,427	$99,074
November 2010 equity offering	8,415,000	171,734	29.92	10,325	246,729
March 2011 equity offering	3,852,813	78,629	35.15	5,621	132,569
September 2011 equity offering	5,750,000	117,347	35.86	7,655	202,748
June 2012 equity offering	5,000,000	102,041	43.88	7,468	216,409

(1)	Refers collectively to the May 2010 equity offering issuance and the June 2010 exercise of the underwriters’ over-allotment option.

(2)
Includes the issuance of 558,700 WES common units, 915,000 WES common units, 302,813 WES common units and 750,000 WES common units pursuant to the exercise, in full or in part, of the underwriters’ over-allotment options granted in connection with the May 2010, November 2010, March 2011 and September 2011 equity offerings, respectively.

(3)	Represents general partner units of WES issued to WES GP in exchange for WES GP’s proportionate capital contribution to maintain its 2.0% general partner interest.

WES common, subordinated and general partner units. In connection with the closing of WGP’s IPO in December 2012, WGP purchased common and general partner units of WES at a price of $46.00 per unit, pursuant to a unit purchase agreement among WES, WES GP and WGP.
 The following table summarizes WES common, subordinated and general partner units issued during the years ended December 31, 2011 and 2012:

	Common Units	Subordinated Units	General Partner Units	Total
Balance at December 31, 2010	51,036,968	26,536,306	1,583,128	79,156,402
March 2011 equity offering	3,852,813	—	78,629	3,931,442
Long-Term Incentive Plan awards	14,628	—	299	14,927
Bison acquisition	2,950,284	—	60,210	3,010,494
Conversion of subordinated units	26,536,306	(26,536,306)	—	—
September 2011 equity offering	5,750,000	—	117,347	5,867,347
Balance at December 31, 2011	90,140,999	—	1,839,613	91,980,612
MGR acquisition	632,783	—	12,914	645,697
Long-Term Incentive Plan awards	12,570	—	257	12,827
June 2012 equity offering	5,000,000	—	102,041	5,102,041
Chipeta acquisition	151,235	—	3,086	154,321
WGP unit purchase agreement	8,722,966	—	178,019	8,900,985
Balance at December 31, 2012	104,660,553	—	2,135,930	106,796,483

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.  EQUITY AND PARTNERS’ CAPITAL (CONTINUED)

Conversion of WES subordinated units. Concurrently with the closing of WES’s IPO in 2008, Anadarko contributed the assets and liabilities of Anadarko Gathering Company LLC, Pinnacle Gas Treating LLC and MIGC LLC, which are referred to as the “initial assets” of WES in exchange for a 2.0% general partnership interest in WES, 5,725,431 common units of WES, 26,536,306 subordinated units of WES, and 100% of the IDRs. Based on the terms of WES’s partnership agreement, the subordination period ended after WES earned and paid at least $1.20 (the minimum quarterly distribution on an annualized basis) on each outstanding common and subordinated unit of WES, as well as the corresponding distribution on WES GP’s 2.0% interest, for each of three consecutive, non-overlapping four quarter periods ending on or after June 30, 2011. From its inception through June 30, 2011, WES paid equal distributions per unit on its common, subordinated and general partner units. Upon payment of the cash distribution for the second quarter of 2011 by WES, the requirements for the conversion of all subordinated units were satisfied under the WES partnership agreement. As a result, the 26,536,306 subordinated units of WES were converted into WES common units on August 15, 2011, on a one-for-one basis. Upon the conversion, $160.4 million, net of tax of $93.6 million, related to pre-conversion changes in WGP’s ownership interest in WES was transferred from noncontrolling interests to partners’ capital. The conversion did not impact the amount of the cash distribution paid or the total number of WES’s outstanding units representing limited partner interests.

5.  TRANSACTIONS WITH AFFILIATES

Affiliate transactions. Revenues from affiliates include amounts earned by WES from services provided to Anadarko as well as from the sale of residue, condensate and NGLs to Anadarko. In addition, WES purchases natural gas from an affiliate of Anadarko pursuant to gas purchase agreements. Operating and maintenance expense includes amounts accrued for or paid to affiliates for the operation of the WES assets, whether in providing services to affiliates or to third parties, including field labor, measurement and analysis, and other disbursements. A portion of general and administrative expenses is paid by Anadarko, which results in affiliate transactions pursuant to the reimbursement provisions of the omnibus agreements of WES and WGP. Third-party expenses do not bear a direct relationship to third-party revenues, and affiliate expenses do not bear a direct relationship to affiliate revenues. See Note 2 for further information related to contributions of assets to WES by Anadarko.

Cash management. Anadarko operates a cash management system whereby excess cash from most of its subsidiaries (including WGP), held in separate bank accounts, is generally swept to centralized accounts. Prior to the acquisitions of the WES assets, third-party sales and purchases related to such assets were received or paid in cash by Anadarko within its centralized cash management system. Anadarko charged or credited WES interest at a variable rate on outstanding affiliate balances for the periods these balances remained outstanding. The outstanding affiliate balances were entirely settled through an adjustment to net investment by Anadarko in connection with the acquisition of the WES assets. Subsequent to the acquisition of the WES assets from Anadarko, transactions related to such assets are cash-settled directly with third parties and with Anadarko affiliates, and affiliate-based interest expense on current intercompany balances is not charged. Chipeta cash settles its transactions directly with third parties and Anadarko, as well as with the other subsidiaries of WES.

WES note receivable from and amounts payable to Anadarko. Concurrently with the closing of WES’s May 2008 IPO, WES loaned $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.50%, payable quarterly. The fair value of the note receivable from Anadarko was approximately $334.8 million and $303.7 million at December 31, 2012, and December 31, 2011, respectively. The fair value of the note reflects consideration of credit risk and any premium or discount for the differential between the stated interest rate and quarter-end market interest rate, based on quoted market prices of similar debt instruments. Accordingly, the fair value of the note receivable from Anadarko is measured using Level 2 inputs.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

In 2008, WES entered into a five-year $175.0 million term loan agreement with Anadarko, which was repaid in full in June 2012 using the proceeds from WES’s issuance of the 4.000% Senior Notes due 2022. See Note 11.
During the first quarter of 2012, the board of directors of WES GP approved the continued construction by WES of the Brasada and Lancaster gas processing facilities in South Texas and Northeast Colorado, respectively, which were previously under construction by Anadarko. WES agreed to reimburse Anadarko for $18.9 million of certain expenditures Anadarko incurred in 2011 related to the construction of the Brasada and Lancaster plants. In February 2012, these expenditures were transferred to WES and a corresponding current payable was recorded, which was repaid during the fourth quarter of 2012.

Commodity price swap agreements. WES has commodity price swap agreements with Anadarko to mitigate exposure to commodity price volatility that would otherwise be present as a result of the purchase and sale of natural gas, condensate or NGLs. Notional volumes for each of the commodity price swap agreements are not specifically defined; instead, the commodity price swap agreements apply to the actual volume of WES’s natural gas, condensate and NGLs purchased and sold at the Granger, Hilight, Hugoton, Newcastle, MGR and Wattenberg assets, with various expiration dates through December 2016. In December 2011, WES extended the commodity price swap agreements for the Hilight and Newcastle assets through December 2013. The commodity price swap agreements do not satisfy the definition of a derivative financial instrument and, therefore, are not required to be measured at fair value. WES has not entered into any new commodity price swap agreements since the fourth quarter of 2011.
Below is a summary of the fixed price ranges on WES’s outstanding commodity price swap agreements as of December 31, 2012:

per barrel except natural gas	2013			2014			2015			2016
Ethane	$18.32	−	30.10	$18.36	−	30.53	$18.41	−	23.41	$23.11
Propane	$45.90	−	55.84	$46.47	−	53.78	$47.08	−	52.99	$52.90
Isobutane	$60.44	−	77.66	$61.24	−	75.13	$62.09	−	74.02	$73.89
Normal butane	$53.20	−	68.24	$53.89	−	66.01	$54.62	−	65.04	$64.93
Natural gasoline	$70.89	−	92.23	$71.85	−	83.04	$72.88	−	81.82	$81.68
Condensate	$74.04	−	85.84	$75.22	−	83.04	$76.47	−	81.82	$81.68
Natural gas (per MMbtu)	$3.75	−	6.09	$4.45	−	6.20	$4.66	−	5.96	$4.87

The following table summarizes realized gains and losses on commodity price swap agreements:

	Year Ended December 31,
thousands	2012	2011	2010
Gains (losses) on commodity price swap agreements related to sales: (1)
Natural gas sales	$37,665	$33,845	$20,200
Natural gas liquids sales	66,260	(36,802)	2,953
Total	103,925	(2,957)	23,153
Losses on commodity price swap agreements related to purchases (2)	(89,710)	(27,234)	(23,344)
Net gains (losses) on commodity price swap agreements	$14,215	$(30,191)	$(191)

(1)	Reported in affiliate natural gas, NGLs and condensate sales in the consolidated statements of income in the period in which the related sale is recorded.

(2)	Reported in cost of product in the consolidated statements of income in the period in which the related purchase is recorded.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

Gas gathering and processing agreements. WES has significant gas gathering and processing arrangements with affiliates of Anadarko on a majority of WES’s systems. The gathering agreements of WES’s initial assets allow for rate resets that target an 18% return on invested capital in those assets. Approximately 64%, 67% and 73% of WES’s gathering, transportation and treating throughput (excluding equity investment throughput and volumes measured in barrels) for the years ended December 31, 2012, 2011 and 2010, respectively, was attributable to natural gas production owned or controlled by Anadarko. Approximately 59%, 64% and 66% of WES’s processing throughput (excluding equity investment throughput and volumes measured in barrels) for the years ended December 31, 2012, 2011 and 2010, respectively, was attributable to natural gas production owned or controlled by Anadarko.
In connection with the MGR acquisition, WES entered into 10-year, fee-based gathering and processing agreements with Anadarko effective December 1, 2011, for all affiliate throughput on the MGR assets.

Gas purchase and sale agreements. WES sells substantially all of its natural gas, NGLs, and condensate to Anadarko Energy Services Company (“AESC”), Anadarko’s marketing affiliate. In addition, WES purchases natural gas from AESC pursuant to gas purchase agreements. WES’s gas purchase and sale agreements with AESC are generally one-year contracts, subject to annual renewal.

Omnibus agreements. Anadarko, WGP GP and WES GP perform centralized corporate functions for WGP and WES such as legal; accounting; treasury; cash management; investor relations; insurance administration and claims processing; risk management; health, safety and environmental; information technology; human resources; credit; payroll; internal audit; tax; marketing; and midstream administration.

WGP omnibus agreement. In connection with WGP’s IPO in December 2012, WGP entered into an omnibus agreement with WGP GP and Anadarko that governs the following: (i) WGP’s obligation to reimburse Anadarko for expenses incurred or payments made on WGP’s behalf in conjunction with Anadarko’s provision of general and administrative services to WGP, including public company expenses and general and administrative expenses; (ii) WGP’s obligation to pay Anadarko in quarterly installments an administrative services fee of $250,000 per year (subject to an annual increase as described in the agreement); and (iii) WGP’s obligation to reimburse Anadarko for all insurance coverage expenses it incurs or payments it makes with respect to our assets.

WES omnibus agreement. In connection with WES’s IPO in 2008, WES entered into an omnibus agreement with Anadarko and WES GP that governs its relationship regarding certain reimbursement an indemnification matters (the “WES omnibus agreement”).
WES’s reimbursement to Anadarko for certain general and administrative expenses allocated to WES was capped at $9.0 million for the year ended December 31, 2010 and the cap expired on December 31, 2010. Expenses in excess of the cap for the year ended December 31, 2010 were recorded as capital contributions from Anadarko and did not impact cash flows. WES also incurred $8.0 million in public company expenses, such as external audit and consulting fees, not subject to the cap previously contained in the WES omnibus agreement, during the year ended December 31, 2010.
For the year ended December 31, 2011, and thereafter, Anadarko, in accordance with the partnership and omnibus agreements of WES, determined, in its reasonable discretion, amounts to be reimbursed by WES in exchange for services provided under the WES omnibus agreement. Such amount was $21.7 million for the year ended December 31, 2012, comprised of $14.9 million of general and administrative expenses and $6.8 million of public company expenses. WES reimbursed Anadarko $19.5 million for the year ended December 31, 2011, comprised of $11.8 million of general and administrative expenses and $7.7 million of public company expenses. See Summary of affiliate transactions below.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

Services and secondment agreement. Pursuant to the services and secondment agreement, specified employees of Anadarko are seconded to provide operating, routine maintenance and other services with respect to the assets owned and operated by WES under the direction, supervision and control of WES GP. Pursuant to the services and secondment agreement, WES reimburses Anadarko for services provided by the seconded employees. The initial term of the services and secondment agreement extends through May 2018 and the term will automatically extend for additional twelve-month periods unless either party provides 180 days written notice of termination before the applicable twelve-month period expires. The consolidated financial statements include costs allocated by Anadarko for expenses incurred under the services and secondment agreement for periods including and subsequent to the acquisition of the WES assets.

WGP tax sharing agreement. Prior to WGP’s conversion from WGR Holdings, LLC to a limited partnership in September 2012, WGP was a single-member limited liability company, required to reflect its income tax expense liability on a separate-return basis. Upon the completion of WGP’s IPO in December 2012, WGP became a partnership for U.S. federal and state income tax purposes and is therefore not subject to U.S. federal and state income taxes, except for Texas margin tax on the portion of WGP’s income apportionable to Texas. See Note 7.
In connection with WGP’s IPO in December 2012, WGP entered into a tax sharing agreement with Anadarko, pursuant to which WGP reimburses Anadarko for its estimated share of taxes from all forms of taxation, excluding taxes imposed by the United States, borne by Anadarko on WGP’s behalf as a result of WGP’s results being included in a combined or consolidated tax return filed by Anadarko with respect to periods including and subsequent to the closing date of the IPO. Anadarko may use its tax attributes to cause its combined or consolidated group, of which WGP may be a member for this purpose, to owe no tax. Nevertheless, WGP will be required to reimburse Anadarko for the estimated share of taxes that WGP would have owed had the attributes not been available or used for WGP’s benefit, regardless of whether Anadarko pays taxes for the period.

WES tax sharing agreement. Concurrently with WES’s IPO in 2008, WES entered into a tax sharing agreement, pursuant to which WES reimburses Anadarko for its estimated share of applicable state taxes.
These taxes include income taxes attributable to WES’s income which are directly borne by Anadarko through its filing of a combined or consolidated tax return with respect to periods including and subsequent to the acquisition of the WES assets from Anadarko. Anadarko may use its own tax attributes to reduce or eliminate the tax liability of its combined or consolidated group, which may include WES as a member. However, under this circumstance, WES nevertheless is required to reimburse Anadarko for the allocable share of taxes that would have been owed had tax attributes not been available to Anadarko.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

WES Long-Term Debt and WES RCF Indemnification Agreements. WES’s long-term debt is recourse to WES GP. In turn, as of December 31, 2012, WES GP has been indemnified by a wholly owned subsidiary of Anadarko for any claims made against WES GP under the indentures governing WES’s long-term debt. See Note 11 and Note 13.

Allocation of costs. For periods prior to the acquisition of the WES assets, the consolidated financial statements include costs allocated by Anadarko in the form of a management services fee, which approximated the general and administrative costs incurred by Anadarko attributable to the WES assets. This management services fee was allocated to WES based on its proportionate share of Anadarko’s assets and revenues or other contractual arrangements. Management believes these allocation methodologies are reasonable.
The employees supporting WES’s operations are employees of Anadarko. Anadarko allocates costs to WES for its share of personnel costs, including costs associated with equity-based compensation plans, non-contributory defined pension and postretirement plans, defined contribution savings plan pursuant to the WES omnibus agreement and services and secondment agreement. In general, WES’s reimbursement to Anadarko under the WES omnibus agreement or services and secondment agreement is either (i) on an actual basis for direct expenses Anadarko and WES GP incur on behalf of WES, or (ii) based on an allocation of salaries and related employee benefits between WES, WES GP and Anadarko based on estimates of time spent on each entity’s business and affairs. Most general and administrative expenses charged to WES by Anadarko are attributed to WES on an actual basis, and do not include any mark-up or subsidy component. With respect to allocated costs, management believes the allocation method employed by Anadarko is reasonable. Although it is not practicable to determine what the amount of these direct and allocated costs would be if WES were to directly obtain these services, management believes that aggregate costs charged to WES by Anadarko are reasonable.

Equipment purchase and sale. The following table summarizes WES’s purchases from and sales to Anadarko of pipe and equipment:

	Purchases			Sales
	Year Ended December 31,
thousands	2012	2011	2010	2012	2011	2010
Net carrying value	$8,009	$1,998	$429	$393	$316	$2,576
Cash consideration	24,705	3,837	361	760	382	2,805
Partners’ capital adjustment	$16,696	$1,839	$(68)	$367	$66	$229

Capital expenditures transfer. As described in WES note receivable from and amounts payable to Anadarko above, Anadarko incurred certain expenditures related to the construction of the Brasada and Lancaster gas processing facilities during 2011. These amounts, along with related capitalized interest, were transferred to WES in the first quarter of 2012, and are included in property, plant and equipment as of December 31, 2012.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

Summary of affiliate transactions. Transactions with affiliates include revenue from affiliates, reimbursement of operating expenses and purchases of natural gas. The following table summarizes affiliate transactions, including transactions with Anadarko, its affiliates, WGP GP and WES GP:

	Year Ended December 31,
thousands	2012	2011	2010
Revenues (1)	$704,137	$658,680	$571,628
Cost of product (1)	145,250	83,722	95,667
Operation and maintenance (2)	51,237	51,339	46,379
General and administrative (3)	92,887	33,305	24,137
Operating expenses	289,374	168,366	166,183
Interest income, net (4)	16,900	24,106	20,243
Interest expense (5)	2,766	4,935	6,924
Contributions from Anadarko as a Chipeta noncontrolling interest owner	12,588	16,476	2,019
Distributions to Anadarko as a Chipeta noncontrolling interest owner	6,528	9,437	6,476

(1)	Represents amounts recognized under gathering, treating or processing agreements, and purchase and sale agreements.

(2)
Represents expenses incurred during periods including and subsequent to the date of the acquisition of WES assets, as well as expenses incurred by Anadarko on a historical basis related to WES assets prior to the acquisition of such assets by WES.

(3)
Represents general and administrative expense incurred during periods including and subsequent to the date of WES’s acquisition of WES assets, as well as a management services fee for reimbursement of expenses incurred by Anadarko for periods prior to the acquisition of WES assets by WES. These amounts include equity-based compensation expense allocated to WES by Anadarko (see Note 6).

(4)
Represents interest income recognized on the note receivable from Anadarko. This line item also includes interest income, net on affiliate balances related to the MGR assets, Bison assets, White Cliffs investment and Wattenberg assets for periods prior to the acquisition of such assets. Beginning December 7, 2011, Anadarko discontinued charging interest on intercompany balances. The outstanding affiliate balances on WES assets prior to their acquisition were entirely settled through an adjustment to net investment by Anadarko (see Note 11).

(5)
Represents interest expense recognized on the WES note payable to Anadarko (see Note 11) and interest imputed on the reimbursement payable to Anadarko for certain expenditures Anadarko incurred in 2011 related to the construction of the Brasada and Lancaster plants. During 2012, the WES note payable to Anadarko and the reimbursement payable to Anadarko related to the construction of the Brasada and Lancaster plants were repaid. See Note receivable from and amounts payable to Anadarko within this Note 5.

Concentration of credit risk. Anadarko was the only customer from whom revenues exceeded 10% of consolidated revenues for all periods presented on the consolidated statements of income.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  EQUITY-BASED COMPENSATION

WGP LTIP. As of December 31, 2012, there were no outstanding awards under the WGP LTIP. In January 2013, WGP GP awarded phantom units under the WGP LTIP to its independent directors, which will vest one year from grant date, and WGP will realize $0.3 million of compensation expense over the one-year vesting term.

WES LTIP. WES GP awards phantom units under the WES LTIP primarily to the Chief Executive Officer and WES’s independent directors. The phantom units awarded to WES’s independent directors vest one year from the grant date, while all other awards are subject to graded vesting over a three-year service period. Compensation expense is recognized over the vesting period and was approximately $0.4 million, $0.3 million and $0.3 million for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, there was $0.8 million of unrecognized compensation expense attributable to the outstanding awards under the WES LTIP, of which $0.7 million will be realized by WES, and which is expected to be recognized over a weighted-average period of 2.2 years.
The following table summarizes WES LTIP award activity for the years ended December 31, 2012, 2011 and 2010:

	2012		2011		2010
	Weighted Average Grant-Date Fair Value	Units	Weighted Average Grant-Date Fair Value	Units	Weighted Average Grant-Date Fair Value	Units
Phantom units outstanding at beginning of year	$33.92	23,978	$20.19	17,503	$15.02	21,970
Vested	$33.20	(14,260)	$20.51	(15,119)	$15.02	(19,751)
Granted	$45.91	15,901	$35.66	21,594	$20.94	15,284
Phantom units outstanding at end of year	$41.77	25,619	$33.92	23,978	$20.19	17,503

Anadarko Incentive Plans. For the years ended December 31, 2012, 2011 and 2010, general and administrative expenses include $3.3 million, $2.5 million and $2.3 million, respectively, of equity-based compensation expense for awards granted to the executive officers of WES GP and other employees under the Anadarko Incentive Plans, which was allocated to WES by Anadarko. As of December 31, 2012, $4.4 million of estimated unrecognized compensation expense attributable to the Anadarko Incentive Plans (excluding performance-based awards) will be allocated to WES over a weighted-average period of 1.9 years. As of December 31, 2012, the compensation cost related to performance-based awards under the Anadarko Incentive Plans that could be allocated to WES during the next two years was approximately $0.1 million.
During the fourth quarter of 2011, $9.7 million was recorded to partners’ capital in the consolidated financial statements for accumulated compensation expense attributable to the Anadarko Incentive Plans.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  EQUITY-BASED COMPENSATION (CONTINUED)

The Incentive Plan. For the years ended December 31, 2012, 2011 and 2010, general and administrative expenses include $68.8 million, $11.4 million and $3.1 million, respectively, of compensation expense for grants of Unit Value Rights (“UVRs”), Unit Appreciation Rights (“UARs”) and Distribution Equivalent Rights (“DERs”) under the Incentive Plan to certain executive officers of WES GP as a component of their compensation, which was allocated to WES by Anadarko.
Under the terms of the Incentive Plan, the value of a UAR was equal to an amount calculated by dividing the “determined value” by 1,000,000, less the applicable UAR exercise price. Prior to WGP’s IPO in December 2012, the value of awards issued under the Incentive Plan were revised periodically based on the estimated fair value of WES GP using a discounted cash flow estimate and multiples-valuation terminal value. UARs outstanding under the Incentive Plan as of December 31, 2011 and 2010, were valued at $634.00 per UAR and $215.00 per UAR, respectively.
For liability-based awards issued under the Incentive Plan and ultimately settled in cash, the fair value of the relevant equity grant was revised periodically based on the estimated fair value of WES GP using a discounted cash flow estimate and multiples-valuation terminal value. Anadarko, the parent company of WGP, directed the issuance of equity-based awards under the Incentive Plan to its employees. Therefore the fair value of the outstanding awards under the Incentive Plan was classified as a dividend payable to Anadarko within current liabilities for vested awards that had not been cash-settled, and within long-term liabilities for unvested awards that were then outstanding, in the accompanying consolidated financial statements of WGP.
Anadarko and the Incentive Plan participants entered into a Memorandum of Understanding (the “MOU”) that, among other things, confirmed the intent and the understanding that WGP’s IPO resulted in the vesting of all unvested Incentive Plan awards and that the value of WES’s common units held by WGP prior to its IPO would not be considered in the valuation of the Incentive Plan awards.
WGP’s IPO and concurrent execution of the MOU triggered the exercise of all outstanding UARs and lump-sum cash payments (less any applicable withholding taxes) to plan participants equal to the value of each award, less its exercise price, if applicable. Pursuant to the MOU, the “determined value” was defined as equal to the aggregate WGP equity value, as determined using the market price of WGP based on the IPO price of WGP’s common units, reduced by the market value of WES’s common units owned by WGP prior to its IPO (based on the closing price of WGP’s common units on the day of the pricing of the IPO). Awards outstanding under the Incentive Plan at the time of WGP’s IPO (and the effective termination of the Incentive Plan) were valued at $2,745.00 per UAR and $12.00 per DER. Outstanding UVRs that vested concurrently with WGP’s IPO were cash-settled at their grant-date fair value.
In addition to the execution of the MOU, WGP, WES GP and Anadarko entered into a contribution agreement whereby cash, in an amount equal to the aggregate cash payment required to settle all outstanding awards, was contributed to WES GP by Anadarko. The cash payments made in connection with WGP’s IPO and the vesting, exercise and settlement of all outstanding awards under the Incentive Plan as described above, impacted WGP’s cash flows to the extent compensation expense was allocated to WES since the inception of the Incentive Plan. The compensation expense allocated to WES since the inception of the Incentive Plan, and subsequently contributed by Anadarko during the fourth quarter of 2012, was recorded to partners’ capital in the consolidated financial statements.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.  EQUITY-BASED COMPENSATION (CONTINUED)

The following table summarizes Incentive Plan award activity for the years ended December 31, 2012, 2011 and 2010:

	UVRs	UARs	DERs
Outstanding at December 31, 2009	56,667	73,334	73,334
Granted	2,035	2,035	2,035
Vested and settled (1)	(16,667)	—	—
Forfeited	—	—	—
Outstanding at December 31, 2010	42,035	75,369	75,369
Granted	—	—	—
Vested and settled (1)	(27,344)	—	—
Forfeited	—	—	—
Outstanding at December 31, 2011	14,691	75,369	75,369
Granted	—	—	—
Vested and settled (1)	(14,691)	(75,369)	(75,369)
Forfeited	—	—	—
Outstanding at December 31, 2012	—	—	—

Weighted average intrinsic per-unit value as of:
December 31, 2010 (2)	$57.99	$160.54	$—
December 31, 2011 (2)	$65.24	$579.54	$—
December 31, 2012 (3)	$65.24	$2,690.47	$11.93

(1)
UARs and DERs remained outstanding upon vesting until they were settled in cash, forfeited, or expired. As of December 31, 2011, 60,678 of the outstanding UARs and 3,334 of the DERs were vested. As of December 31, 2010, 33,334 of the outstanding UARs and 3,334 of the DERs were vested. As of December 31, 2009, 16,667 of the outstanding UARs and 3,334 of the DERs were vested.

(2)	The DERs had no attributed value since WES GP had not declared or paid distributions.

(3)	As discussed above, all awards then outstanding under the Incentive Plan were settled upon the closing of WGP’s IPO.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  INCOME TAXES

The components of income tax expense (benefit) are as follows:

	Year Ended December 31,
thousands	2012	2011	2010
Current income tax expense (benefit)
Federal income tax expense (benefit)	$48,244	$64,959	$50,503
State income tax expense (benefit)	2,924	4,560	3,893
Total current income tax expense (benefit)	51,168	69,519	54,396
Deferred income tax expense (benefit)
Federal income tax expense	(9,140)	(13,464)	(2,487)
State income tax expense (benefit)	6,881	2,741	(630)
Total deferred income tax expense	(2,259)	(10,723)	(3,117)
Total income tax expense	$48,909	$58,796	$51,279

Total income taxes differed from the amounts computed by applying the statutory income tax rate to income before income taxes. The sources of these differences are as follows:

	Year Ended December 31,
thousands except percentages	2012	2011	2010
Income before income taxes	$169,510	$239,011	$178,450
Statutory tax rate	—%	—%	—%
Tax computed at statutory rate	$—	$—	$—
Adjustments resulting from:
Non-deductible goodwill	—	1,484	7,366
Federal taxes on income attributable to APC’s investment in WES	41,582	23,872	21,574
State taxes on income attributable to APC’s investment in WES (net of federal benefit)	6,069	1,290	822
Federal taxes on income attributable to WES assets pre-acquisition	—	29,502	20,534
State taxes on income attributable to WES assets pre-acquisition (net of federal benefit)	—	1,984	683
Texas margin tax expense (benefit)	1,258	664	300
Income tax expense	$48,909	$58,796	$51,279
Effective tax rate	29%	25%	29%

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets (liabilities) are as follows:

	December 31,
thousands	2012	2011
Credit carryforwards	$14	$14
Net current deferred income tax assets	14	14
Depreciable property	(47,558)	(99,732)
Investment in WES and its equity affiliates	—	(430,204)
Credit carryforwards	541	556
Other	(136)	114
Net long-term deferred income tax liabilities	(47,153)	(529,266)
Total net deferred income tax liabilities	$(47,139)	$(529,252)

Credit carryforwards, which are available for utilization on future income tax returns, consist of $0.6 million of state income tax credits that expire in 2026.

8.  PROPERTY, PLANT AND EQUIPMENT

A summary of the historical cost of property, plant and equipment is as follows:

	Estimated Useful Life	December 31,
thousands		2012	2011
Land	n/a	$501	$364
Gathering systems	5 to 47 years	2,911,572	2,479,184
Pipelines and equipment	15 to 45 years	91,126	90,883
Assets under construction	n/a	422,002	132,913
Other	3 to 25 years	7,191	4,927
Total property, plant and equipment		3,432,392	2,708,271
Accumulated depreciation		714,436	587,119
Net property, plant and equipment		$2,717,956	$2,121,152

The cost of property classified as “Assets under construction” is excluded from capitalized costs being depreciated. These amounts represent property that is not yet suitable to be placed into productive service as of the respective balance sheet date. See Note 9.
During the fourth quarter of 2012, a $6.0 million impairment was recognized related to a gathering system in central Wyoming that was impaired to its estimated fair value using Level 3 fair-value inputs. Also in the fourth quarter of 2012, an impairment of $0.6 million was recognized for the original installation costs on a compressor relocated within WES’s operating assets.
During the year ended December 31, 2011, a $7.3 million impairment was recognized related to certain equipment and materials. The costs of the equipment and materials, previously capitalized as assets under construction and related to a Red Desert complex (see Note 2) expansion project, were deemed no longer recoverable as the expansion project was indefinitely postponed by Anadarko management. Subsequent to the project evaluation and impairment, the remaining fair value of the equipment and materials was reclassified from within property, plant and equipment to other assets on the consolidated balance sheet and was approximately $10.6 million as of December 31, 2011. Also during 2011, following an evaluation of future cash flows, an impairment of $3.0 million was recognized for a transportation pipeline that was impaired to its estimated fair value using Level 3 fair-value inputs.
During the year ended December 31, 2010, a $0.6 million impairment was recognized related to a compressor sold during the year to a third party, and a $0.3 million impairment due to cancelled capital projects and additional costs recorded on a project previously impaired to salvage value.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  ACCRUED LIABILITIES

A summary of accrued liabilities is as follows:

	December 31,
thousands	2012	2011
Accrued capital expenditures	$112,311	$60,391
Accrued plant purchases	16,350	19,607
Accrued interest expense	15,868	2,251
Accrued charges under COO Agreement (see Note 2)	—	5,299
Short-term asset retirement obligations	1,711	875
Short-term remediation and reclamation obligations	799	1,679
Other	1,561	1,935
Total accrued liabilities	$148,600	$92,037

10.  ASSET RETIREMENT OBLIGATIONS

The following table provides a summary of changes in asset retirement obligations:

	Year Ended December 31,
thousands	2012	2011
Carrying amount of asset retirement obligations at beginning of year	$64,345	$45,269
Liabilities incurred	9,414	15,462
Liabilities settled	(786)	(133)
Accretion expense	4,270	3,791
Revisions in estimated liabilities	(10,520)	(44)
Carrying amount of asset retirement obligations at end of year	$66,723	$64,345

Revisions in estimated liabilities for the year ended December 31, 2012, related primarily to the change in the estimated timing of settling of asset retirement obligations at the Wattenberg system. The liabilities incurred for the year ended December 31, 2012, represented the increase in asset retirement obligations primarily related to the capital expansion at the Wattenberg system.
Revisions in estimated liabilities for the year ended December 31, 2011, related primarily to a decrease in the inflation rate. The liabilities incurred for the year ended December 31, 2011, represented the increase in asset retirement obligations primarily related to the acquisition of the Platte Valley assets (see Note 2).

11.  DEBT AND INTEREST EXPENSE

The following table presents outstanding debt as of December 31, 2012 and 2011:

	December 31, 2012			December 31, 2011
thousands	Principal	Carrying Value	Fair Value (1)	Principal	Carrying Value	Fair Value (1)
4.000% Senior Notes due 2022	$670,000	$673,617	$669,928	$—	$—	$—
5.375% Senior Notes due 2021	500,000	494,661	499,946	500,000	494,178	499,950
WES note payable to Anadarko	—	—	—	175,000	175,000	174,528
Total debt outstanding	$1,170,000	$1,168,278	$1,169,874	$675,000	$669,178	$674,478

(1)	Fair value is measured using Level 2 inputs.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  DEBT AND INTEREST EXPENSE (CONTINUED)

Debt activity. The following table presents the debt activity for the years ended December 31, 2012 and 2011:

thousands	Carrying Value
Balance as of December 31, 2010	$474,000
WES revolving credit facility borrowings	570,000
Repayment of WES revolving credit facility	(619,000)
Repayment of Wattenberg term loan	(250,000)
WES revolving credit facility borrowings – Swingline	30,000
Repayment of WES revolving credit facility – Swingline	(30,000)
Issuance of 5.375% Senior Notes due 2021	500,000
Other and changes in debt discount	(5,822)
Balance as of December 31, 2011	$669,178
WES Revolving credit facility borrowings	374,000
Issuance of 4.000% Senior Notes due 2022	670,000
Repayment of WES revolving credit facility	(374,000)
Repayment of WES note payable to Anadarko	(175,000)
WES revolving credit facility borrowings – Swingline	20,000
WES repayment of revolving credit facility – Swingline	(20,000)
Other and changes in debt discount or premium	4,100
Balance as of December 31, 2012	$1,168,278

WES Senior Notes. In June 2012, WES completed the offering of $520.0 million aggregate principal amount of 4.000% Senior Notes due 2022 at a price to the public of 99.194% of the face amount. In October 2012, WES issued an additional $150.0 million in aggregate principal amount of 4.000% Senior Notes due 2022 at a price to the public of 105.178% of the face amount. The additional notes were issued under the same indenture as, and as a single class of securities with, the June 2012 issuance. The notes issued in June 2012 and in October 2012 are collectively referred to as the “2022 Notes.” Including the effects of the issuance discount for the June 2012 offering, the issuance premium for the October 2012 offering, and underwriting discounts, the effective interest rate of the 2022 Notes was 4.040%. Interest is paid semi-annually on January 1 and July 1 of each year. Proceeds (net of underwriting discounts of $4.4 million and debt issuance costs) were used to repay all amounts then outstanding under WES’s revolving credit facility (the “WES RCF”) and the $175.0 million WES note payable to Anadarko (see below), with the remaining net proceeds used for general partnership purposes.
The 2022 Notes mature on July 1, 2022, unless redeemed at a redemption price that includes a make-whole premium. WES may redeem the 2022 Notes in whole or in part, at any time before April 1, 2022, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2022 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such 2022 Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the indenture governing the 2022 Notes) plus 37.5 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to such redemption date. On or after April 1, 2022, the 2022 Notes may be redeemed, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the 2022 Notes to be redeemed, plus accrued interest on the 2022 Notes to be redeemed to the date of redemption.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  DEBT AND INTEREST EXPENSE (CONTINUED)

In May 2011, WES completed the offering of $500.0 million aggregate principal amount of 5.375% Senior Notes due 2021 (the “2021 Notes”) at a price to the public of 98.778% of the face amount. Including the effects of the issuance and underwriting discounts, the effective interest rate is 5.648%. Interest on the 2021 Notes is paid semi-annually on June 1 and December 1 of each year. Proceeds from the offering of the 2021 Notes (net of the underwriting discount of $3.3 million and debt issuance costs) were used to repay the then-outstanding balance on the WES RCF, with the remainder used for general partnership purposes.
The 2021 Notes mature on June 1, 2021, unless redeemed at a redemption price that includes a make-whole premium. WES may redeem the 2021 Notes in whole or in part, at any time before March 1, 2021, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2021 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such 2021 Notes (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the indenture governing the 2021 Notes) plus 40 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to such redemption date. On or after March 1, 2021, the 2021 Notes may be redeemed, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the 2021 Notes to be redeemed, plus accrued interest on the 2021 Notes to be redeemed to the date of redemption.
The indentures governing the 2022 Notes and the 2021 Notes contain customary events of default including, among others, (i) default for 30 days in the payment of interest when due; (ii) default in payment, when due, of principal of or premium, if any, at maturity, upon redemption or otherwise; and (iii) certain events of bankruptcy or insolvency. The indentures also contain covenants that limit, among other things, WES’s ability, as well as that of certain of its subsidiaries, to (i) create liens on WES’s principal properties; (ii) engage in sale and leaseback transactions; and (iii) merge or consolidate with another entity or sell, lease or transfer substantially all of WES’s properties or assets to another entity. At December 31, 2012, WES was in compliance with all covenants under the indentures.

Interest rate agreements. In May 2012, WES entered into U.S. Treasury Rate lock agreements to mitigate the risk of rising interest rates prior to the issuance of the 2022 Notes. WES settled the rate lock agreements simultaneously with the June 2012 offering of the 2022 Notes, realizing a loss of $1.7 million, which is included in other income (expense), net in the consolidated statements of income.
In March 2011, WES entered into a forward-starting interest-rate swap agreement to mitigate the risk of rising interest rates prior to the issuance of the 2021 Notes. In May 2011, WES issued the 2021 Notes and terminated the swap agreement, realizing a loss of $1.9 million, which is included in other income (expense), net in the consolidated statements of income.
In April 2010, WES entered into financial agreements to fix the underlying 10-year Treasury rates with respect to a potential note issuance that was not realized. In May 2010, WES terminated the agreements, realizing a loss of $2.4 million, which is included in other income (expense), net in the consolidated statements of income.

WES note payable to Anadarko. In 2008, WES entered into a five-year $175.0 million term loan agreement with Anadarko. The interest rate was fixed at 4.00% until November 2010. The term loan agreement was amended in December 2010 to fix the interest rate at 2.82% through maturity in 2013. In June 2012, the WES note payable to Anadarko was repaid in full with proceeds from the issuance of the 2022 Notes.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  DEBT AND INTEREST EXPENSE (CONTINUED)

WES revolving credit facility. In March 2011, WES entered into the amended and restated $800.0 million senior unsecured WES RCF and borrowed $250.0 million under the WES RCF to repay the Wattenberg term loan (described below). The WES RCF amended and restated a $450.0 million credit facility, which was originally entered into in October 2009. The WES RCF matures in March 2016 and bears interest at London Interbank Offered Rate (“LIBOR”) plus applicable margins currently ranging from 1.30% to 1.90%, or an alternate base rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5%, or (c) LIBOR plus 1%, in each case plus applicable margins currently ranging from 0.30% to 0.90%. The interest rate was 1.71% and 1.80% at December 31, 2012 and 2011, respectively. WES is also required to pay a quarterly facility fee currently ranging from 0.20% to 0.35% of the commitment amount (whether used or unused), based upon its senior unsecured debt rating. The facility fee rate was 0.25% at December 31, 2012 and 2011.
The WES RCF contains certain covenants that limit, among other things, WES’s ability, and that of certain of its subsidiaries, to incur additional indebtedness, grant certain liens, merge, consolidate or allow any material change in the character of its business, enter into certain affiliate transactions and use proceeds other than for partnership purposes. The WES RCF also contains various customary covenants, customary events of default and a maximum consolidated leverage ratio as of the end of each fiscal quarter (which is defined as the ratio of consolidated indebtedness as of the last day of a fiscal quarter to Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization for the most recent four consecutive fiscal quarters ending on such day) of 5.0 to 1.0, or a consolidated leverage ratio of 5.5 to 1.0 with respect to quarters ending in the 270-day period immediately following certain acquisitions. As of December 31, 2012, WES had no outstanding borrowings and $6.7 million in outstanding letters of credit issued under the $800.0 million WES RCF. At December 31, 2012, WES was in compliance with all remaining covenants under the WES RCF.
The 2022 Notes, the 2021 Notes and obligations under the WES RCF are recourse to WES GP, and as of December 31, 2012, WES GP was indemnified by a wholly owned subsidiary of Anadarko against any claims made against the general partner under the 2022 Notes, the 2021 Notes and/or the WES RCF.

Working capital facility. On November 1, 2012, WGP entered into a $30.0 million working capital facility (“WGP WCF”) with Anadarko as the lender. The facility is available exclusively to fund WGP’s working capital borrowings. Borrowings under the facility will mature on November 1, 2017 and will bear interest at LIBOR plus 1.50%. The interest rate was 1.71% at December 31, 2012.
WGP is required to reduce all borrowings under the WGP WCF to zero for a period of at least 15 consecutive days during the twelve month period commencing on November 1, 2012, and during the twelve month period commencing on each anniversary thereof. As of December 31, 2012, WGP had no outstanding borrowings under the WGP WCF. At December 31, 2012, WGP was in compliance with all covenants under the WGP WCF.

WES Wattenberg term loan. In connection with the Wattenberg acquisition, in August 2010 WES borrowed $250.0 million under a three-year term loan from a group of banks (the “Wattenberg term loan”). The Wattenberg term loan incurred interest at LIBOR plus a margin ranging from 2.50% to 3.50% depending on WES’s consolidated leverage ratio as defined in the Wattenberg term loan agreement. WES repaid the Wattenberg term loan in March 2011 using borrowings from the WES RCF and recognized $1.3 million of accelerated amortization expense related to its early repayment.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.  DEBT AND INTEREST EXPENSE (CONTINUED)

Interest expense. The following table summarizes the amounts included in interest expense:

	Year Ended December 31,
thousands	2012	2011	2010
Third parties
Interest expense on long-term debt	$41,171	$20,533	$8,530
Amortization of debt issuance costs and commitment fees (1)	4,319	5,297	3,340
Capitalized interest (2)	(6,196)	(420)	—
Total interest expense – third parties	39,294	25,410	11,870
Affiliates
Interest expense on WES note payable to Anadarko (3)	2,440	4,935	6,828
Interest expense on affiliate balances (4)	326	—	—
Credit facility commitment fees	—	—	96
Total interest expense – affiliates	2,766	4,935	6,924
Interest expense	$42,060	$30,345	$18,794

(1)
For the year ended December 31, 2012, includes $1.1 million of amortization of (i) the original issue discount for the June 2012 offering partially offset by the original issue premium for the October 2012 offering of the 2022 Notes, (ii) original issue discount for the 2021 Notes and (iii) underwriters’ fees. For the year ended December 31, 2011, includes $0.5 million of amortization of the original issue discount and underwriters’ fees for the 2021 Notes.

(2)
For the year ended December 31, 2012, $2.2 million of interest associated with capital projects at Chipeta was capitalized and $3.5 million of interest associated with the construction of the Brasada and Lancaster gas processing facilities was capitalized. See Note 5.

(3)	In June 2012, the WES note payable to Anadarko was repaid in full. See WES note payable to Anadarko within this Note 11.

(4)
Imputed interest expense on the reimbursement payable to Anadarko for certain expenditures Anadarko incurred in 2011 related to the construction of the Brasada and Lancaster plants. During 2012, WES repaid the reimbursement payable to Anadarko related to the construction of the Brasada and Lancaster plants. See Note 5.

12.  COMMITMENTS AND CONTINGENCIES

Environmental obligations. WGP, through its partnership interest in WES, is subject to various environmental-remediation obligations arising from federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. As of December 31, 2012 and 2011, asset retirement obligations and other on the consolidated balance sheets included $1.9 million and $1.6 million, respectively, for the long-term liability for remediation and reclamation obligations. The recorded obligations do not include any anticipated insurance recoveries. Substantially all of the payments related to these obligations are expected to be made over the next five years. Management regularly monitors the remediation and reclamation process and the liabilities recorded and believes its environmental obligations are adequate to fund remedial actions to comply with present laws and regulations, and that the ultimate liability for these matters, if any, will not differ materially from recorded amounts nor materially affect the overall results of operations, cash flows or financial condition of WGP. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental issues will not be discovered. See Note 9.

Litigation and legal proceedings. In March 2011, DCP Midstream LP (“DCP”) filed a lawsuit against Anadarko and others, including a subsidiary, Kerr-McGee Gathering LLC, in Weld County District Court (the “Court”) in Colorado, alleging that Anadarko and its affiliates diverted gas from DCP’s gathering and processing facilities in breach of certain dedication agreements. In addition to various claims against Anadarko, DCP is claiming unjust enrichment and other damages against Kerr-McGee Gathering LLC, the entity which holds the Wattenberg assets. Anadarko countersued DCP asserting that DCP has not properly allocated values and charges to Anadarko for the gas that DCP gathers and/or processes, and seeks a judgment that DCP has no valid gathering or processing rights to much of the gas production it is claiming, in addition to other claims.

WESTERN GAS EQUITY PARTNERS, LP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

In July 2011, the Court denied the defendants’ motion to dismiss without ruling on the merits and the case is in the discovery phase. Trial is set for April 2014. Management does not believe the outcome of this proceeding will have a material effect on the financial condition, results of operations or cash flows of WGP. Management intends to vigorously defend this litigation. Furthermore, without regard to the merit of DCP’s claims, management believes that it has adequate contractual indemnities covering the claims against it in this lawsuit.
In addition, from time to time, WGP, through its partnership interests in WES, is involved in legal, tax, regulatory and other proceedings in various forums regarding performance, contracts and other matters that arise in the ordinary course of business. Management is not aware of any such proceeding for which a final disposition could have a material adverse effect on the financial condition, results of operations or cash flows of WGP.

Other commitments. WES has short-term payment obligations, or commitments, related to its capital spending programs, as well as those of its unconsolidated affiliates. As of December 31, 2012, WES had unconditional payment obligations for services to be rendered, or products to be delivered in connection with its capital projects of approximately $55.9 million, the majority of which is expected to be paid in the next twelve months. These commitments relate primarily to the continued construction of the Brasada and Lancaster plants (see Note 5) and include 100% of obligations related to Chipeta, in which WES has a 75% membership interest (see Note 1).

Lease commitments. Anadarko, on WES’s behalf, has entered into lease agreements for corporate offices, shared field offices and a warehouse supporting WES’s operations. The leases for the corporate offices and shared field offices extend through 2017 and 2018, respectively, and the lease for the warehouse extends through February 2014 and includes an early termination clause.
In addition, during 2010, Anadarko and Kerr-McGee Gathering LLC purchased an aggregate $44.5 million of previously leased compression equipment used at the Granger and Wattenberg assets, which terminated the leases and associated lease expense. The purchased compression equipment was contributed to WES pursuant to provisions of the contribution agreements for the Granger and the Wattenberg acquisitions.
Rent expense associated with the office, warehouse and equipment leases was $3.0 million, $4.1 million and $7.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.
The amounts in the table below represent existing contractual operating lease obligations as of December 31, 2012, that may be assigned or otherwise charged to WES pursuant to the reimbursement provisions of the WES omnibus agreement:

thousands	Operating Leases
2013	$235
2014	169
2015	169
2016	169
2017	169
Thereafter	42
Total	$953

13.  SUBSEQUENT EVENTS

Refer to Note 2 for a description of the Non-Operated Marcellus Interest acquisition on March 1, 2013. In addition, on March 8, 2013, WES acquired a 33.75% (Anadarko-operated) interest in each of the Larry’s Creek, Seely and Warrensville gas gathering systems from a third party for total consideration of $134.9 million, of which $133.5 million was financed with borrowings on the WES RCF. The assets in both the aforementioned acquisitions serve production from the Marcellus shale in north-central Pennsylvania.

WESTERN GAS EQUITY PARTNERS, LP
SUPPLEMENTAL QUARTERLY INFORMATION
(UNAUDITED)

The following table presents a summary of operating results by quarter for the years ended December 31, 2012 and 2011. Operating results reflect the operations of the WES assets (as defined in Note 1—Summary of Significant Accounting Policies in the Notes to Consolidated Financial Statements under Item 8 of Exhibit 99.3 to this Current Report on Form 8-K) from the dates of common control, unless otherwise noted, and have been recast to include results attributable to the Non-Operated Marcellus Interest, as applicable. See Note 1—Summary of Significant Accounting Policies and Note 2—Acquisitions in the Notes to Consolidated Financial Statements under Item 8 of Exhibit 99.3 to this Current Report on Form 8-K.

thousands except per-unit amount	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2012
Revenues	$224,676	$220,310	$234,734	$230,867
Operating income (1)	$67,221	$59,280	$61,312	$6,565
Net income (loss) (1)	$45,628	$39,749	$40,916	$(5,692)
Net income attributable to Western Gas Equity Partners, LP (1)	$17,054	$18,670	$19,311	$6,385
Net income per common unit – basic and diluted (1) (2)				$0.01
2011
Revenues	$180,842	$209,680	$217,546	$261,337
Operating income	$50,599	$57,716	$53,385	$83,594
Net income	$39,866	$40,325	$40,569	$59,455
Net income attributable to Western Gas Equity Partners, LP	$18,788	$19,593	$18,362	$37,415

(1)
During the fourth quarter of 2012, WES was allocated $54.9 million of general and administrative expenses from Anadarko associated with the Incentive Plan (as defined and described in Note 1—Summary of Significant Accounting Policies and further described in Note 6—Equity Based Compensation in the Notes to Consolidated Financial Statements under Item 8 of Exhibit 99.3 to this Current Report on Form 8-K).

(2)
There was no limited partners’ interest in net income prior to WGP’s initial public offering on December 12, 2012. See Note 4—Equity and Partners’ Capital and Note 6—Equity Based Compensation in the Notes to Consolidated Financial Statements under Item 8 of Exhibit 99.3 to this Current Report on Form 8-K.